Exhibit 10.12

LEASE

LANDLORD:

LOS ALTOS FIELDS, LLC

a California limited liability company

TENANT:

AMPRIUS, INC.

a Delaware corporation

SUMMARY OF BASIC LEASE INFORMATION

1.	Parties:

	1.1	Landlord:	LOS ALTOS FIELDS, LLC,
a California limited liability company

	1.2	Tenant:	AMPRIUS, INC.,
a Delaware corporation

2.	Address:

	2.1	Landlord’s Address:	Los Altos Fields, LLC
2390 El Camino Real, Suite 210
Palo Alto, CA 94306
Attn: Lois Quilalang
Telephone: (650) 327-2014
Email: lois@peninsulaland.com

	2.2	Tenant’s Address:	Prior to the Commencement Date:

Amprius, Inc.
225 Humboldt Ct.
Sunnyvale, CA 94089
Attn: President
Telephone: (800) 425-8803
Email: finance@amprius.com

After the Commencement Date:

Amprius, Inc.
1180 Page Avenue
Fremont, CA 94538
Attn: President
Telephone: (800) 425-8803
Email: finance@amprius.com

3.	Premises:

	3.1	Project:	All buildings, improvements and facilities, now or subsequently located from time to time, on the land commonly known as 1000-1180 Page Avenue, Fremont, CA

	3.2	Building:	A one-story building located at 1180 Page Avenue, Fremont, California, containing approximately 51,000 rentable square feet

	3.3	Premises:	Approximately 26,006 rentable square foot located on the ground floor of the Building and the secured equipment pad and large fenced area adjacent and behind the Building as further described in Exhibit A attached hereto

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	3.4	Tenant’s Percentage Share:	50.992% of the Building

4.	Term:

	4.1	Commencement Date:	The date the Tenant Improvements are Substantially Completed (as defined in Exhibit C)

	4.2	Expiration Date:	The last day of the month following the Sixty-Third (63rd) full month following the Commencement Date

	4.3	Initial Term:	Approximately sixty-three (63) months

	4.4	Extension Term(s):	One (1) option to extend the Term for Sixty (60) months

	4.5	Early Access Date:	Upon full execution of Lease Agreement, early access will be granted to tenant

5.	Rent:

	5.1	Base Rent:

		Months	Monthly Base Rent	Annual Base Rent
		1-3	$20,284.68	$60,854.04
		4-12	$40,309.30	$362,783.70
		13-24	$41,518.58	$498,222.96
		25-36	$42,764.14	$513,169.68
		37-48	$44,047.06	$528,564.72
		49-60	$45,368.47	$544,421.64
		61-63	$46,729.53	$140,188.59

	5.2	Initial Estimate of Expenses:	$0.34 per rentable square foot, per month, subject to change

6.	Security Deposit:		$333,429.42 in the form of a Letter of Credit

7.	Permitted Use:		General office, laboratory, research and development, manufacturing, storage, and other legal related uses conforming with the requirements of the City of Fremont

8.	Parking:		Tenant’s Percentage Share of the parking available for the Building

9.	Brokers:

	9.1	Landlord’s Broker:	Ben Rojas and Sherman Chan of CBRE

	9.2	Tenant’s Broker:	Jim Cacho and Dave Vanoncini of Kidder Mathews

10.	Tenant Improvements:		See Exhibit C.

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LEASE

This “Lease”, which includes the Summary of Basic Lease Provisions (“Summary”) and all exhibits and addenda attached hereto and incorporated herein by this reference, is made as of the 3(“Tay of January, 2019 (“Effective Date”), by and between Los Altos Fields, LLC, a California limited liability company, as Landlord, and Amprius, Inc., a Delaware corporation, as Tenant.

1. Premises.

1.1 Lease of Premises. Commencing upon the Commencement Date, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Premises. Such lease is upon, and subject to, the terms, covenants and conditions herein set forth. The Premises contains the square footage specified in the Summary; provided, however, that any statement of square footage set forth in this Lease, or that may have been used in calculating any of the economic terms hereof, is an approximation which Landlord and Tenant agree is reasonable and no economic terms based thereon shall be subject to revision whether or not the actual square footage is more or less except in the event that Landlord increases or decreases the actual square footage of the Building, in which event only Tenant’s Percentage Share may change (not Base Rent).

1.2 Condition of Premises. Tenant acknowledges that, except as expressly provided in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business. Except as expressly provided in this Lease, the taking of possession of the Premises by Tenant shall conclusively establish that the Premises, the Building and the Project are complete and in good, sanitary and satisfactory condition and repair and without any obligation on Landlord’s part to make any alterations, upgrades or improvements thereto, except as expressly provided in this Lease. Tenant accepts the Premises “AS IS”, Tenant having made all investigations and tests it has deemed necessary or desirable in order to establish to its own complete satisfaction the condition of the Premises. Tenant accepts the Premises in their condition existing as of the Commencement Date, subject to all Laws governing and regulating the use of the Premises and any covenants or restrictions of record. Notwithstanding anything set forth in this Section 1.2, above, to the contrary, Landlord shall cause the Building Systems (defined below), which serve the Premises and the roof and all exterior windows and doors to be in good working condition and repair upon the delivery of the Premises to Tenant. If it is determined during the first sixty (60) days of the Initial Term that any of the Building Systems or roof or the exterior doors and windows were not in good working condition and repair as of the date of Landlord’s delivery of the Premises to Tenant, Landlord shall not be liable to Tenant for any damages, but as Tenant’s sole remedy, Landlord shall perform such work or take such other action as may be necessary to place the same in good working condition and repair, in each case at Landlord’s sole cost and expense and not as an Operating Expense. As used herein, the term “Building Systems” shall mean the plumbing, sewer, drainage, electrical, fire protection, elevator, escalator, life safety and security systems and equipment, existing heating, ventilation and air-conditioning systems, and all other mechanical, electrical and communications systems and equipment which serve the Premises.

1.3 Common Area. During the Term of this Lease, Tenant shall have the nonexclusive right to use, in common with other tenants in the Project, and subject to the Rules and Regulations, defined below, those portions of the Building and Project (the “Common Area”) designed by Landlord as common area that are provided for use in common by Landlord, Tenant and any other tenants of the Project (or by the subtenants, agents, employees, customers invitees, guests or licensees of any such party), whether or not those areas are open to the general public. The Common Areas may include, without limitation, common entrances, lobbies, restrooms, elevators, stairways, access ways, loading docks, ramps, drives, platforms, passageways, service ways, the common pipes, conduits, wires and appurtenant equipment, fixtures, systems, decor, facilities, parking, parking structure, loading and unloading areas, trash areas, roadways, landscaping, city sidewalks adjacent to the Project, any pedestrian walkway systems, parks or other facilities located within the Project and open to the general public. Common Areas shall not include any portion of the Project to the extent not exclusively serving another tenant or contained within another tenant’s premises or other areas designated by Landlord to be inaccessible.

1.4 Landlord’s Reservation of Rights. Landlord reserves for itself the right from time to time to: (i) install, use, maintain, repair, replace and relocate pipes, ducts, conduits, wires and appurtenant meters and equipment above the ceiling surfaces, below the floor surfaces and within the walls of the Building and the Premises; (ii) expand or reduce the Building or Project and construct or alter other buildings or improvements on the Project; (iii) make any changes, additions, improvements, repairs or replacements in or to the Project, Common Area and/or the Building (including the Premises) and the fixtures and equipment thereof, including, without limitation, maintenance, replacement and relocation of pipes, ducts, conduits, wires and meters; and changes in the location, size, shape and number of driveways, entrances, stairways, elevators, loading and unloading areas, ingress, egress, direction of traffic, landscaped areas and walkways and, parking spaces and parking areas; (iv) close temporarily, for a reasonable period of time, any of the Common Areas while engaged in making repairs, improvements or alterations to the Project, Common Area and/or Building; and (v) perform such other acts and make such other changes with respect to the Project, Common Area and/or Building, as Landlord may, in the exercise of good faith business judgment, deem to be appropriate. Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use and enjoyment of the Premises when performing such rights; provided however, Landlord shall not be subject to any liability to Tenant for any interference that may occur unless Landlord breaches its obligations hereunder.

1.5 Security. Tenant acknowledges and agrees that, while Landlord may in its sole and absolute discretion engage security personnel to patrol the Building, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises or the Building.

2. Term.

2.1 Term; Notice of Lease Dates. The “Term” is defined as the Initial Term commencing on the Commencement Date and ending on the Expiration Date, as may be extended by any Extension Term(s), unless the Term is sooner terminated as provided in this Lease. If Landlord does not deliver possession of the Premises to Tenant on or before the anticipated Commencement Date (as set forth in Section 4.1 of the Summary), Landlord shall not be subject to any liability nor shall the validity of this Lease nor the obligations of Tenant hereunder be affected; provided however the Term shall not commence until the Premises are delivered to Tenant with the Tenant Improvements Substantially Completed and the Expiration Date shall be revised accordingly. Within ten (10) days of Landlord’s written request, Tenant shall execute and return to Landlord’s notice confirming the Term, Commencement Date and Expiration Date. If Tenant fails to execute and return the confirmation within such 10-business day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Term, provided that the firs Lease Year shall include any partial first months and the last Lease Year shall end on the Expiration Date. Notwithstanding anything to the contrary herein, (i) if Landlord has failed to deliver possession of the Premises to Tenant with the Tenant Improvements Substantially Completed on or before March 1, 2019 (“Drop Dead Date”) and such delay is not the result of a Tenant Delay, a natural disaster, fire or flood, or default by Tenant, as Tenant’s remedy, Tenant shall be entitled to one (1) day of abated Base Rent for each day Landlord has failed to deliver possession of the Premises with the Tenant Improvements Substantially Completed beyond the Drop Dead Date; provided however, if this Lease is not executed by Tenant and delivered to Landlord on or before January 15, 2019, then the “Drop Dead Date” shall be extended by the number of days between January 15, 2019 and the date Tenant executes and delivers this Lease to Landlord. For example only, if Tenant executes and delivers this Lease to Landlord on January 20, 2019, the Drop Dead Date shall be extended by five (5) days to March 6, 2019.

2.2 Early Access Period. Tenant will be granted access to the Premises on the later of (i) the date provided in Section 4.5 of the Summary or (ii) the date Tenant has delivered any required Security Deposit, letter of credit and insurance certificates to Landlord, without charge for the purposes of installing telephone and data lines and furnishings and equipment, provided such access does not delay or interfere in any manner with the construction of any tenant improvements performed by Landlord and delivery of the Premises to the Tenant.

2.3 Option to Extend Lease.

2.3.1 Extension Term(s). Tenant shall have the number of options, if any, to extend the Term of this Lease as set forth in Section 4.4 of the Summary (each extension an “Extension Term”). Such option shall be exercised by giving notice of exercise of the option (“Option Notice”) to Landlord at least six (6) months, but not more than nine (9) months before the expiration of the then current Term, provided that, (i) if a Default exists on the date of giving the Option Notice, the Option Notice shall be totally ineffective and null and void, or (ii) if a Default exists on the date the Extension Term shall commence, the Extension Term shall not commence, and, (iii) in either case, this Lease shall expire at the end of the then current Term or Extension Term unless terminated sooner under the provisions hereof. If Tenant fails to duly exercise an option or if an exercise or a commencement of an Extension Term fails due to the existence of a Default or if the initial Term or any extended term is terminated any remaining options shall immediately become null and void. Time is of the essence.

2.3.2 Options are Non-Transferable. The option to extend the Term is granted by Landlord to Tenant personally, and shall not be exercised or assigned, voluntarily or involuntarily, by or to anyone other than Tenant and an assignee pursuant to a Permitted Transfer (as defined below). Except as provided in the preceding sentence, any assignment of the option to extend the Term (except a Permitted Transfer) without Landlord’s prior written consent shall be void.

2.3.3 Terms and Conditions. Each Extension Term shall be on the same terms and conditions set forth in the Lease except that the Base Rent for the first Lease Year of the Extension Term shall be the greater of (i) the Fair Market Rent, or (ii) one hundred three percent (103%) of the Base Rent payable by Tenant during the last Lease Year of the immediate prior Term, and for each Lease Year thereafter the Base Rent shall increase by 3%.

2.3.4 Determination of Fair Market Rent.

(a) Within thirty (30) days following the receipt of the Option Notice by Landlord, Landlord shall notify Tenant of Landlord’s good faith determination of the Base Rent for the first Lease Year of the Extension Term pursuant to Section 2.3.3. Tenant shall have a period of ten (10) days to either accept or reject to Landlord’s determination of the Base Rent. If Tenant fails to either accept or reject Landlord’s determination of the Base Rent, Tenant shall be deemed to have accepted Landlord’s determination of the Base Rent. If Tenant timely rejects Landlord’s determination of the Base Rent, the parties shall negotiate in good faith for a period of thirty (30) days to determine the Base Rent.

(b) If the parties are unable to agree upon the Base Rent within such 30-day period, then within ten (10) days thereafter, each shall specify in writing to the other the name and address of a person to act as the appraiser on its behalf. Each such person shall be an MAI certified commercial real estate broker or appraiser with at least five (5) years of experience with the prevailing market rents for the area in which the Premises are located. If either party fails to timely appoint an appraiser, the determination of the timely appointed appraiser shall be final and binding. The two appraisers shall have twenty-one (21) days from the day of their respective appointments (the “Determination Period”) to make their respective determinations and agree on the Fair Market Rent. If the two appraisers selected by the Landlord and Tenant cannot reach agreement on the Fair Market Rent, such appraisers shall within five (5) business days jointly appoint an impartial third appraiser with qualifications similar to those of the first two appraisers, and the Fair Market Rent shall be established by the three appraisers in accordance with the following procedures: The appraiser selected by each party shall state in writing his/her determination of the Fair Market Rent. The first two appraisers shall arrange for the simultaneous delivery of their determinations to the third appraiser no later than ten (10) days after the expiration of the Determination Period. The role of the third appraiser shall be to select which of the two proposed determinations most closely approximates the third appraiser’s determination of the Fair Market Rent, and shall have no more than seven (7) days in which to select the final determination. The determination chosen by the third appraiser shall constitute the decision of the appraisers and be final and binding on the parties. Each party shall pay the cost of its own appraiser and shall share equally the cost of the third appraiser. If the two appraisers cannot agree on the selection of the third appraiser, then either party may apply to Presiding Judge of the Superior Court for the county in which the Premises is located for the selection for the third appraiser.

(c) In the event the Base Rent for the Premises is not conclusively determined pursuant to the procedure above prior to the commencement of the Extension Term, Tenant shall pay Base Rent in the amount of 103% of the Base Rent payable hereunder for the last Lease Year of the immediately prior Term until the Base Rent is conclusively determined. Once the Base Rent is conclusively determined, Tenant shall, upon the payment of the next installment of Base Rent, pay to Landlord any underpayment of Base Rent for such period.

2.3.5 Fair Market Rent Definition. For purposes of this Lease, “Fair Market Rent” shall mean the base amount of rental which would typically be paid by a tenant under a triple-net lease (exclusive of all other sums payable by the tenant under a triple-net lease such as taxes, insurance premiums, common area maintenance charges, repair and restoration costs, and similar charges) for premises of a similar type, design and quality in Fremont, California, and are situated under market leasing conditions existing at that time, and shall take into account that there will be no free rent or tenant improvement allowance during the Extension Term under this Lease.

3. Rent.

3.1 Base Rent. Tenant shall pay without demand, notice, deduction or offset, to Landlord or such other party or place as Landlord may direct from time to time, agrees to pay Landlord in lawful money of the United States of America base rent in the amounts designated in Section 5.1 of the Summary. The Base Rent shall be paid by Tenant in monthly installments in advance on the first day of each and every calendar month during the Term, except that the first full month’s Base Rent shall be paid upon Tenant’s execution and delivery of this Lease to Landlord. Base Rent for any partial month shall be prorated in the proportion that the number of days this Lease is in effect during such month bears to the actual number of days in such month.

3.2 Additional Rent. All amounts and charges payable by Tenant under this Lease in addition to the Base Rent described in Section 3.1 above (including, without limitation, payments for insurance, repairs and parking, and Expenses) shall be considered additional rent for the purposes of this Lease, and the word “Rent” in this Lease shall include Base Rent and such additional rent. All Rent and other sums payable by Tenant to Landlord hereunder shall be paid to Landlord by check, ACH or other electronic funds.

3.3 Payment of Expense. Tenant shall pay to Landlord during the term hereof, in addition to the Base Rent, Tenant’s Percentage Share of the following: (i) the amount of all Operating Expenses incurred by Landlord during the Term; (ii) the amount of all Taxes incurred by Landlord during the Term; (iii) the amount of all Insurance Costs incurred by Landlord during the Term; and (iv) the amount by which all Utility Costs incurred by Landlord during the Term (collectively the “Expenses”).

3.4 Definitions.

3.4.1 As used in this Lease, the term “Operating Expenses” shall consist of all reasonable costs and expenses of operation, maintenance and repair of the Project as determined by standard accounting practices. Operating Expenses include the following costs by way of illustration but not limitation: (a) any and all assessments imposed pursuant to any covenants, conditions and restrictions as disclosed by Landlord ; (b) costs, levies or assessments arising after the date of this Lease resulting from statutes or regulations promulgated by any government authority; (c) waste disposal and janitorial services and the cost of all cleaning and janitorial supplies, the cost of window cleaning, window glass replacement and repair; (d) security; (e) costs incurred in the management of the Project, including, without limitation: (1) supplies, (2) wages, salaries, benefits, pension payments, fringe benefits, uniforms and dry-cleaning thereof (and payroll taxes, insurance and similar governmental charges related thereto) of employees up to the level of manager, (3) the rental of personal property used by Landlord’s personnel in the maintenance, repair and operation of the Project, (4) management office rent to the extent such office is located in the Project, (5) accounting fees, reasonable legal fees and real estate consultant’s fees, and (6) a management/administrative fee; (f) supplies, materials, equipment and the cost of maintenance, depreciation and replacement of machinery, tools and equipment; (g) repair, maintenance and replacement of any portion of the Project, including, without limitation, the plumbing, heating, ventilating, air-conditioning and electrical systems, sewer, drainage, electrical, fire protection, life safety systems, fire alarm systems (including all maintenance contracts and fees payable to life safety consultants), security systems and other mechanical, electrical and communications systems and equipment; (h) maintenance, repair and replacement costs and upkeep of all parking areas; (i) any parking charges or other costs levied, assessed or imposed by, or at the direction of, or resulting from statutes or regulations, or interpretations thereof, promulgated by any governmental authority in connection with the use or occupancy of the Project (and not included in Taxes); (j) the cost of maintaining any public transit system, transportation management program, vanpool, or other public or semi-public transportation requirements to the extent such program is mandated by law; (k) any capital costs, equipment, improvements, repairs or replacement; provided however, such costs shall be amortized on a straight-line basis over the useful life as reasonably determined by Landlord together with interest at prime plus two percent (2%) per year on the unamortized balance of all costs; (1) costs and expenses of gardening and landscaping; (m) maintenance of signs; (n) personal property taxes levied on or attributable to personal property used in connection with the Project; and (o) costs and expenses of repairs, resurfacing, repairing, maintenance, painting, lighting, cleaning, refuse removal, security and similar items associated with the Project.

3.4.2 As used in this Lease, the term “Taxes” shall mean all real property taxes and general, special or district assessments or other governmental impositions, of whatever kind, nature or origin, imposed on or by reason of the ownership or use of the Project; governmental charges, fees or assessments for transit or traffic mitigation (including area-wide traffic improvement assessments and transportation system management fees), housing, police, fire or other governmental service or purported benefits to the Project; taxes levied against the rents in use of or in addition to taxes levied against the Project; personal property taxes assessed on the personal property of Landlord used in the operation of the Project; service payments in lieu of taxes and taxes and assessments of every kind and nature whatsoever levied or assessed in addition to, in lieu of or in substitution for existing or additional real or personal property taxes on the Project or the personal property described above; any increases or decreases in the foregoing caused by changes in assessed valuation, tax rate or other factors or circumstances; and the reasonable cost of contesting by appropriate proceedings the amount or validity of any taxes, assessments or charges described above. Taxes shall not include Landlord’s federal or state income, franchise, inheritance or estate taxes. In addition, Taxes shall not include any portion of any tax or assessment expense or any increase therein (a) imposed on land and improvements other than the Project; (b) resulting from the improvement of any of the Project for the sole use of other occupants or (c) in excess of the amount which would be payable if such tax or assessment expense were paid in installments over the longest permitted term.

3.4.3 As used in this Lease, “Insurance Costs” shall mean the cost of insurance obtained by Landlord (including reasonable self-insured retention amounts, and any deductibles, except as set forth below) for the Project.

3.4.4 As used in this Lease, “Utilities Costs” shall mean all actual charges for utilities for the Project, including the Premises, if not paid directly to the utility provider by Tenant, including but not limited to water, sewer and electricity, and the costs of heating, ventilating and air conditioning as related fees, assessments and surcharges.

3.4.5 Exclusions from Expenses. Notwithstanding anything to the contrary contained in this Section 3.4, the following items shall be excluded from Expenses, as applicable:

(a) Any charge for depreciation of the Building or equipment and any interest or other financing charge;

(b) Any charge for Landlord’s income taxes, excess profit taxes, franchise taxes, or similar taxes on Landlord’s business;

(c) All costs relating to activities for the marketing, solicitation, negotiation and execution of leases of space in the Building, including without limitation, costs of tenant improvements;

(d) All costs for which Tenant or any other tenant in the Building is being charged other than pursuant to Operating Expense;

(e) The cost of any items for which Landlord is reimbursed by insurance or otherwise compensated by parties other than tenants of the Building;

(f) The cost of alterations of space in the Building leased to other tenants;

(g) Ground rent or similar payments to a ground lessor;

(h) Legal fees and related expenses incurred by Landlord (together with any damages awarded against Landlord) due to the gross negligence or willful misconduct of Landlord;

(i) Utilities costs or the cost of janitorial or other building services to the extent any tenant directly contracts with the provider for such services;

(j) costs incurred with negotiations or disputes with any other tenants of the Project;

(k) costs arising from the violation by Landlord of any other lease in the Project;

(I) interest, charges and fees incurred on debt (other than as it relates to amortized costs as provided above); and

(m) management fee in excess of four percent (4%) of the gross rents for the Project (excluding the management fee);

(n) costs to correct any construction defect in the Premises or the Project or to comply with any covenant, condition, restriction, underwriter’s requirement or law applicable to the Premises or the Project on the Commencement Date;

(o) insurance deductibles in excess of $50,000.00;

(p) reserves; and

(q) costs incurred in connection with the presence of any Hazardous Material, as disclosed on the Hazardous Material Report provided to the Landlord at the time of the building purchase in 2018.

3.5 Estimate Statement. By the first day of April of each calendar year during the Term of this Lease, Landlord shall endeavor to deliver to Tenant a statement (“Estimate Statement”) estimating the Expenses for the current calendar year payable by Tenant. Landlord shall have the right at any time in any calendar year to deliver a revised Estimate Statement for such calendar year if Landlord determines that the Expenses are greater than those set forth in the original Estimate Statement (or previously delivered revised Estimate Statement) for such calendar year. The Expenses shown on the Estimate Statement (or revised Estimate Statement, as applicable) shall be divided into twelve (12) equal monthly installments, and Tenant shall pay to Landlord, concurrently with the regular monthly rent payment next due following the receipt of the Estimate Statement (or revised Estimate Statement, as applicable), an amount equal to one (1) monthly installment of such Expenses multiplied by the number of months from January in the calendar year in which such statement is submitted to the month of such payment, both months inclusive (less any amounts previously paid by Tenant with respect to any previously delivered Estimate Statement or revised Estimate Statement for such calendar year). Subsequent installments shall be paid concurrently with the regular monthly rent payments for the balance of the calendar year and shall continue until the next calendar year’s Estimate Statement (or current calendar year’s revised Estimate Statement) is received.

3.6 Actual Statement. By the first day of April of each succeeding calendar year during the Term of this Lease, Landlord shall endeavor to deliver to Tenant a statement (“Actual Statement”) of the actual Expenses for the immediately preceding calendar year. If the Actual Statement reveals that the amount of estimated Expenses for the previous year were over-paid or under-paid, then within thirty (30) days after delivery of the Actual Statement, Tenant shall pay to Landlord the amount of any such under-payment, or, Landlord shall credit Tenant against future Expenses the amount of such over-payment, as the case may be. Such obligation to pay the under-payment will survive the expiration or earlier termination of this Lease. Prior to the expiration or sooner termination of the Term and Landlord’s acceptance of Tenant’s surrender of the Premises, Landlord will have the right to estimate the actual Expenses for the then current Lease Year to the end of the Term, and to collect from Tenant prior to Tenant’s surrender of the Premises, Tenant’s Percentage Share of any excess of such actual Expenses over the estimated Expenses paid by Tenant in such Lease Year, subject to final reconciliation as set forth above.

3.7 Audit Right. Within ninety (90) days (the “Audit Election Period”) after Landlord delivers to Tenant the Actual Statement for any calendar year, Tenant may, at its expense during Landlord’s normal business hours, elect to audit Landlord’s books and records relating to Operating Expenses for such calendar year, subject to the following conditions: (1) the audit shall be prepared by an independent certified public accounting firm of recognized national or regional standing reasonably approved by Landlord; (2) in no event shall any audit be performed by a firm retained on a “contingency fee” basis; (3) the audit shall commence within ten (10) business days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within thirty (30) days after commencement; (4) the audit shall be conducted where Landlord maintains its books and records (which shall be in the San Francisco Bay area) and shall not unreasonably interfere with the conduct of Landlord’s business; and (5) Tenant and its accounting firm shall treat any audit in a confidential manner. Tenant shall deliver a copy of such audit to Landlord within ten (10) business days of receipt by Tenant. If Landlord disagrees with the audit, Landlord shall have the right to verify the findings of the audit by Landlord’s accountant. Landlord shall credit any overpayment determined by the audit report, if agreed to by Landlord or otherwise Landlord’s accountant, against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within thirty (30) days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the audit report or Landlord’s accountant within thirty (30) days of determination. The foregoing obligations shall survive the expiration or earlier termination of the Lease. If the audit or Landlord’s accountant shows that Landlord’s calculation of Operating Expenses for the calendar year under inspection was overstated by more than five percent (5%) in the aggregate, then, Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees, not to exceed $2,500, applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant’s invoice therefor.

3.8 No Release. Any delay or failure by Landlord in delivering any Estimate Statement or Actual Statement pursuant to this Sections 3.5 and 3.6 shall not constitute a waiver of its right to receive Tenant’s payment of Expenses, nor shall it relieve Tenant of its obligations to pay Expenses pursuant to Section 3.3, except that Tenant shall not be obligated to make any payments based on such Estimate Statement or Actual Statement until thirty (30) days after receipt of such statement.

3.9 Taxes on Tenant’s Property. Tenant shall be liable for, and shall pay before delinquency, all taxes and assessments (real and personal) levied against (a) any personal property or trade fixtures placed by Tenant in or about the Premises (including any increase in the assessed value of the Premises based upon the value of any such personal property or trade fixtures); and (b) any Alterations in the Premises made by Tenant to the extent such items are assessed at a valuation higher than the valuation at which tenant improvements conforming to the Building’s standard tenant improvements are assessed. If any such taxes or assessments are levied against Landlord or Landlord’s property, Landlord may, after written notice to Tenant (and under proper protest if requested by Tenant) pay such taxes and assessments, and Tenant shall reimburse Landlord therefore upon demand by Landlord; provided, however, Tenant, at its sole cost and expense, shall have the right to bring suit in any court of competent jurisdiction to recover the amount of any such taxes and assessments so paid under protest.

4. Letter of Credit.

4.1 Upon Tenant’s execution of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable and renewable letter of credit (“Letter of Credit”) in favor of Landlord in a form approved by Landlord and issued by a bank approved by Landlord, in the principal amount as set forth in Section 6 of the Summary, to be held by Landlord in accordance with the terms, provisions and conditions of this Lease. Landlord hereby approves Silicon Valley Bank as an acceptable issuer of the Letter of Credit. Landlord has accepted the language and form of the letter of Credit in Exhibit G. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit. Any other issuer of the Letter of Credit shall have an S&P rating of “A” or the equivalent from another rating agency, or above (the “Credit Standard”). The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord’s behalf for the full amount of the Letter of Credit, or any portion thereof, and that the issuing bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand and shall provide that the Letter of Credit shall not be cancelled or terminated without at least sixty (60) days prior notice to Landlord. In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the issuing bank of the original Letter of Credit, the issuer or confirming bank will reissue the Letter of Credit naming such transferee as the beneficiary. Tenant shall be responsible for the payment to the issuing bank of any transfer costs imposed by the issuing bank in connection with any such transfer. If (A) the term of the Letter of Credit held by Landlord will expire prior to the last day of the Term and (i) the Letter of Credit is not extended, or (ii) a new Letter of Credit for an extended period of time is not substituted, in either case at least sixty (60) days prior to the expiration of the Letter of Credit, or (B) The rating of the issuer of the Letter of Credit other than Silicon valley Bank falls below the Credit Standard, or (C) Tenant commits a Default with respect to any provision of this Lease, or (D) there is a filing of a voluntary petition under Title 11 of the United States Code (i.e., the Bankruptcy Code), or otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or hereinafter amended, or any similar law or statute, Landlord may (but shall not be required to) draw upon all or any portion of the stated amount of the Letter of Credit, and the proceeds received from such draw shall constitute Landlord’s property (and not Tenant’s property or the property of the bankruptcy estate of Tenant) and Landlord shall then use, apply or retain all or any part of the proceeds (1) for the payment of any sum which is in default, (2) to reimburse Landlord for costs incurred by Landlord in connection with such default (3) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s Default, (4) to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s Default, or (5) as rent to be applied against Tenant’s past due rent obligations as they become due until the remaining proceeds are exhausted. Following any such draw by Landlord on the Letter of Credit, Landlord will disburse such Letter of Credit any unused proceeds to Tenant provided (i) Tenant delivers to Landlord a replacement Letter of Credit from Silicon Valley Bank or other a financial institution meeting the Credit Standard in a form approved by Landlord within ten (10) days after Landlord’s draw thereon, and notice to Tenant (ii) there exists no default with respect to any provision of this Lease, and (iii) Tenant pays all of Landlord’s fees and expenses incurred in connection with such disbursement; provided, however, if any of the three (3) foregoing conditions are not satisfied, the proceeds received from such draw shall apply the proceeds to satisfying the financial obligation that gave rise to the draw upon the letter of credit. Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds. Should Landlord sell its interest in the Premises during the Term

Landlord will transfer its interest in the Letter of Credit to purchaser. The Letter of Credit or any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Term, after any deductions described in this Section 4 above, shall be returned to Tenant or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Term and Tenant’s surrender of the Premises, whichever is later.

4.2 The use, application or retention of the Letter of Credit, the proceeds or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under this Lease, it being intended that Landlord shall not be required to proceed against the Letter of Credit, and such use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.

4.3 Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws. Notwithstanding the foregoing, to the extent California Civil Code Section 1950.7 in any way: (a) is applicable to this Lease or the Letter of Credit (or any proceeds thereof); or (b) controls Landlord’s rights to draw on the Letter of Credit or apply the proceeds of the Letter of Credit to any amounts due under the Lease or any damages Landlord may suffer following termination of this Lease, then Tenant fully and irrevocably waives the benefits and protections of Section 1950.7 of the California Civil Code (excluding subsection 1950.7(b)), it being agreed that Landlord may recover from the Letter of Credit (or its proceeds) all of Landlord’s damages under this Lease and California law including, but not limited to, any damages accruing upon the termination of this Lease in accordance with this Lease and Section 1951.2 of the California Civil Code.

4.4 Tenant shall have the one-time right to reduce the Letter of Credit to the amount of $55,571.57 provided that (A) Tenant is not then in Default and no a Default has occurred, and (B) one of the following has occurred: (i) the named Tenant under this Lease is acquired by a publically traded company registered on a nationally recognized public exchange (e.g. NASDAQ), (ii) the named Tenant successfully completed an initial public offering on a nationally recognized public exchange, (iii) the named Tenant under this Lease has a consolidated profitability for four (4) consecutive quarters of over $1,000,000 each quarter, as evidenced by financial statements provided to Landlord; (iv) the named Tenant under this Lease or any permitted assignee has a net worth in excess of $50,000,000 as determined in accordance with generally accepted accounting principles (without the inclusion of goodwill) as evidenced by financial statements provided to Landlord. In the event Tenant meets any of the above conditions, Tenant shall provide Landlord written notice at least thirty (30) days prior to such reduction together with Landlord such supporting documentation and other information evidencing that any such condition has been met. Landlord shall reasonably cooperate, at no cost to Landlord, with the issuer of the Letter of Credit to accommodate such reduction.

5. Use.

5.1 General. Tenant shall use the Premises solely for the Permitted Use specified in Section 7 of the Summary, and shall not use or permit the Premises to be used for any other use or purpose whatsoever without the prior written consent of Landlord, which consent may be withheld by Landlord for any reason or no reason in its sole discretion. Tenant shall observe and comply with the “Rules and Regulations” attached hereto as Exhibit B, and all non-discriminatory modifications thereof and additions thereto from time to time put into effect and furnished to Tenant by Landlord. Landlord shall endeavor to enforce the Rules and Regulations, but shall have no liability to Tenant for the violation or non-performance by any other tenant or occupant of the Project or the Building of any such Rules and Regulations. Notwithstanding anything to the contrary herein, Tenant shall not be required to comply with any new rule or regulation unless the same applies non-discriminatorily to all occupants of the Building, does not unreasonably interfere with Tenant’s use of the Premises or Tenant’s parking rights and does not materially increase the obligations or decrease the rights of Tenant under this Lease. In the event of a conflict between the Rules and Regulations and this Lease, this Lease shall control. Tenant shall, at its sole cost and expense, observe and comply with all requirements of any board of fire underwriters or similar body relating to the Premises, all recorded covenants, conditions and restrictions now or hereafter affecting the Project, and all laws, statutes, codes, rules and regulations now or hereafter in force (“Laws”) relating to or affecting the condition, use, occupancy, alteration or improvement of the Premises, including, without limitation, the provisions of Title III of the Americans with Disabilities Act of 1990, as amended (“ADA”) and Title 24 as it pertains to Tenant’s use, occupancy, improvement and alteration of the Premises, whether structural or nonstructural, including unforeseen and/or extraordinary alterations and/or improvements to the Premises, regardless of the period of time remaining in the Term.

Notwithstanding anything to the contrary herein, Tenant shall not be required to install any Alterations required by Laws unless such Alterations are required or “triggered” as a result of any specific use of the Premises or any Alterations installed by Tenant. Tenant shall not use or allow the Premises to be used (a) in violation of any recorded covenants, conditions and restrictions affecting the Project or of any law or governmental rule or regulation, or of any certificate of occupancy issued for the Premises or Building, or (b) for any immoral, unlawful or reasonably objectionable purpose. Tenant shall not do or permit to be done anything which will obstruct or interfere with the rights of other tenants or occupants of the Project, or injure them. Tenant shall not cause, maintain or permit any nuisance in, on or about the Premises, nor commit or suffer to be committed any waste in, on or about the Premises. Tenant shall have no right to conduct any auction in, on or about the Project.

5.2 Effect on Insurance. Tenant shall not do or permit to be done anything which will (a) violate or invalidate any insurance policy maintained by Landlord or Tenant hereunder, or (b) materially increase the costs of any insurance policy maintained by Landlord pursuant to Section 10 or otherwise with respect to the Building or the Project (unless Tenant pays such increase). If Tenant’s occupancy or conduct of its business in or on the Premises results in any material increase in premiums for any insurance carried by Landlord with respect to the Building or the Project, Tenant shall pay such increase as additional rent upon demand. If any insurance coverage carried by Landlord with respect to the Building or the Project shall be cancelled or reduced (or cancellation or reduction thereof shall be threatened) by reason of the use or occupancy of the Premises by Tenant or by anyone permitted by Tenant to be upon the Premises, Tenant shall be deemed to be in Default under this Lease, subject to any applicable notice or cure period specified in Section 15.1 below, and Landlord shall have all remedies provided in this Lease, at law or in equity, including, without limitation, the right (but not the obligation) to enter upon the Premises and attempt to remedy such condition at Tenant’s cost.

5.3 Parking. Tenant to have non-exclusive use of Tenant’s Percentage share of the total parking available for the Building at no charge throughout the Term. Tenant shall not park nor permit to be parked, any inoperative vehicle or equipment on any portion of the common parking area or other common areas of the Premises. Tenant agrees to assume responsibility for compliance by its employees with the parking provision contained herein.

5.4 Signs. Tenant, at Tenant’s sole cost and expense, shall have the right to place a sign upon the exterior of the Building (“Building Signage”). Such Building Signage shall be deemed an Alteration (as defined below) and shall be subject to all of the terms and conditions of Section 9 below, including, without limitation, Landlord’s prior written consent; provided however, Tenant shall obtain Landlord’s approval as to the design, location and size of the Building Signage, and Tenant shall, prior to the expiration or earlier termination of this Lease, remove the Building Signage and restore the façade of the Building to its condition prior to the installation of the Building Signage. Tenant will be responsible for obtaining all City and Government approvals with respect to such Building Signage. Any changes to such Building Signage shall be performed by Tenant at Tenant’s expense and shall be subject to Section 9. The sign rights granted herein are personal to the original Tenant executing this Lease and may not be assigned, voluntarily or involuntarily, to any person or entity other than a permitted assignee or Sublessee of the entire Lease. Tenant shall not have the right to install any other signs at the Project or Building; provided however, subject to the terms of this Lease, including, without limitation, Section 9 and the Rules and Regulation, Tenant shall be permitted to install signage within the Premises as long as such signage is not targeted to the outside of the Premises.

5.5 Rooftop Access. Tenant, at its sole cost and expense, shall have the non- exclusive right (it being understood that Landlord may grant, extend or renew similar rights to others) to use and access the roof for the purposes of installing, repairing and maintaining equipment and fixtures, provided that prior to commencing any installation, Tenant shall (i) obtain Landlord’s prior approval of the proposed size, weight and location of the equipment and fixtures and method for fastening the equipment and fixtures to the roof, which approval shall not be unreasonably withheld, (ii) such installation and/or replacement shall comply strictly with all Laws and the conditions of any bond or warranty maintained by Landlord on the roof, (iii) use the fixtures and equipment solely for its internal use and associated with its use of the Premises and (iv) obtain and maintain in effect, at Tenant’s sole cost and expense, insurance for the fixtures and equipment any necessary federal, state, and municipal permits, licenses and approvals, and deliver copies thereof to Landlord. All installation, construction and maintenance shall be performed in a neat, responsible, and workmanlike manner, using generally acceptable construction standards, consistent with such reasonable requirements imposed by Landlord. Tenant shall label each cable or wire placed by Tenant in the telecommunications pathways of the Building, with identification information as required by Landlord. Tenant shall repair any damage to the Building caused by Tenant’s installation, maintenance, replacement, use or removal of such fixtures and equipment. The fixtures and equipment shall remain the property of Tenant, and Tenant may remove the fixtures and equipment at its cost at any time during the Term. Tenant shall remove the fixtures and equipment to the extent required by Article 9 of this Lease. Landlord makes no warranty or representation that the Building or any portions thereof are suitable for the use of such fixtures and equipment, it being assumed that Tenant has satisfied itself thereof. Except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant shall protect, defend, indemnify and hold harmless Landlord Indemnified Parties from and against Claims (as defined below), incurred by or asserted against Landlord arising out of Tenant’s installation, maintenance, replacement, use or removal of such fixtures and equipment. Tenant’s obligations under this paragraph shall survive any termination of this Lease.

6. Hazardous Materials.

6.1 Restriction on Use; Definition. Except as expressly permitted in Section 6.2 below, Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of Hazardous Materials (as defined below).

6.2 Permitted Use of Hazardous Materials. Notwithstanding Section 6.1 to the contrary, and subject to all other terms and conditions of this Section 5.5 and Tenant’s covenant to strictly comply with all Environmental Laws and the highest health and safety standards relating to Tenant’s use and/or disposal of Hazardous Materials, Tenant may keep and use within the interior of the Premises the following (collectively, the “Permitted Hazardous Materials”): (i) ordinary office supplies (such as, for example, liquid paper, printer and copier toner, and glue) which may contain Hazardous Materials; and (ii) the types and quantities of the Hazardous Materials listed on Exhibit D attached hereto which are used in connection with Tenant’s Permitted Use. However, as a condition to such use of any such Permitted Hazardous Materials, Tenant must, at Tenant’s sole cost and expense: (A) use and/or keep such Permitted Hazardous Materials (1) only within the interior of the Premises and/or the exterior pad and fenced area that are part of the Premises (other than to transport same to and from the Premises and/or to dispose of same as provided herein below), (2) in strict compliance with all such Environmental Laws and (3) only for their intended purposes; (B) promptly dispose off-site (i.e., outside the Project) all such Hazardous Materials used or kept by Tenant or Tenant Parties (as defined below) in compliance with all applicable Environmental Laws, and shall contract with a properly licensed contractor (who shall be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed) for such off-site disposal; (C) carry Pollution Legal Liability insurance as set forth in Section 10.1.5 below; and (D) promptly abate, clean-up and remediate all Hazardous Materials which are spilled, leaked and/or otherwise discharged onto or into any portion of the Building and/or Project during the Term or any period Tenant has possession of the Premises, in compliance with all Environmental Laws. Prior to the earlier of the Commencement Date or the date Tenant or any of the Tenant Parties brings into or onto the Project any Permitted Hazardous Materials, Tenant shall, at its sole cost and expense, provide to Landlord, and file, and/or obtain from, all applicable governmental authorities, all plans, permits, filings, applications, postings and other registrations relating to or arising in any way out of or in connection with Tenant’s use, storage and/or disposal of the Permitted Hazardous Materials at or from the Premises (collectively, the “Tenant’s Permits”), including, without limitation, Hazardous Materials Business Plan (HMBP) (County Environmental Health), NFPA -704 Placard and list of chemicals stored (Local Fire Department), Air Permit(s) (Bay Area Air Quality Management District), Industrial Activities Storm Water General Permit (State Water Resource Control Board), Discharge Permit (local public-operated treatment works), Boiler/Pressure Vessel Permit (California Division of Occupational Safety and Health), Hazardous Waste Generator ID Numbers (California Department of Toxic Substances Control and U.S. EPA), and Spill Prevention Control and Countermeasures (SPCC) Plan (U.S. EPA). Upon Tenant’s receiving any amendment, change or modification affecting any of Tenant’s Permits, Tenant shall provide to Landlord copies of all documents relating thereto. Tenant shall be solely responsible, at its expense, for obtaining and keeping current all of Tenant’s Permits and other records relating to Permitted Hazardous Materials as may be required by applicable Environmental Laws. Tenant further acknowledges and agrees that Tenant shall be solely responsible, at its expense, for the preparation and maintenance of any required waste manifests necessary for the transport and disposal of any Hazardous Materials from the Premises, and Tenant shall be listed therein as the generator of all such materials, to the extent required by Environmental Laws (in no event shall Landlord be listed as the generator).

6.3 Removal and Remediation. Notwithstanding anything herein or any other provisions of this Lease to the contrary, at the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, remove from the Premises and Project (i) all Hazardous Materials (including any Permitted Hazardous Materials), and (ii) all of Tenant’s trade fixtures, equipment and other personal property used by Tenant in connection with the use, storage and/or disposal by Tenant or the Tenant Parties of Hazardous Materials in, on or at the Premises, Building and/or Project, and restore the Premises and Project the condition in Exhibit F; excluding normal wear and tear. If Tenant breaches any of its obligations contained in this Section 5.5, or if the presence of any Hazardous Materials in, on, under or about the Premises or Project caused or permitted by Tenant or the Tenant Parties results in any release, leaks, spills, damage to and/or contamination of the Premises and/or Project (and/or any other properties or improvements located outside the Project), then Tenant shall promptly take all actions, at its sole expense, as are necessary under Environmental Laws to remediate such Hazardous Materials, provided that Landlord’s reasonable approval of such actions shall first be obtained. Provided Tenant has not engaged a licensed remediation company within 10 days from the date of any contamination, Landlord may at its option (but in no event shall be obligated to) elect, after prior notice to Tenant, to conduct any such remediation program, all at Tenant’s sole cost and expense to the extent that Tenant would otherwise be liable for same. The design and scope of any such remediation program shall be reasonably approved by Landlord and Landlord’s environmental consultants.

6.4 Indemnity. Tenant shall indemnify, defend and hold Landlord and the Landlord Parties (as defined below) and the Premises and Project harmless from and against any and all Claims (as defined below) arising out of or resulting from (i) the introduction, use, storage, release, leak, spill, disposal and/or discharge of any Hazardous Materials by Tenant and/or the Tenant Parties in violation of Environmental Laws, and/or (ii) the breach by Tenant of any of its obligations under this Section 5.5, and/or (iii) any damage to or contamination of the Premises to the extent of the remediation requirements imposed by applicable Environmental Law, Building and/or Project (and/or any other properties or improvements located outside the Project) resulting from the foregoing, such Claims to include, without limitation: (A) costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Materials present in, on or about the Premises, Building and/or Project (and/or other properties and improvements located outside the Project), and in the air, in the soil or in the ground water; (B) diminution in value, if any, of the Premises, Building and/or Project

(and/or other properties and improvements located outside the Project), (C) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises and/or Project, including without limitation, damages occasioned by rent abatement and/or any other concession given by Landlord to other tenants of the Project in connection with such breach and/or contamination; (D) damages, if any, arising, directly or indirectly, from any adverse impact on developing or marketing the Premises, Building and/or Project; and (E) sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees. Notwithstanding anything to the contrary herein, shall Tenant be liable for the abatement, removal or remediation of any Hazardous Material present on or about the Project, or the soil, air, improvements, groundwater or surface water thereof as of the Commencement Date unless disturbed or exacerbated by Tenant in an activity outside of the scope of Exhibit C.

6.5 Periodic Inspection and Remediation. Landlord and/or Landlord’s environmental consultants shall be entitled, at any time and from time (subject to Section 17 below), at Landlord’s expense, except as expressly provided below, to: (i) enter the Premises to observe and inspect Tenant’s operations involving the use of Hazardous Materials; (ii) review Tenant’s emergency response plans with respect to Hazardous Materials and Tenant’s compliance and preparedness to comply therewith; and (iii) conduct environmental inspections, investigations and studies of the Premises and Project (including, without limitation, the collection of samples). Notwithstanding the foregoing, if any such inspection discloses (A) contamination of the Premises and/or Project (and/or other properties and improvements located outside the Project), with Hazardous Materials caused or permitted by Tenant or the Tenant Parties in violation of Environmental Laws, (B) a violation of Environmental Laws by Tenant or the Tenant Parties, or (C) a breach by Tenant of any of its covenants and obligations in this Section 5.5, then Tenant shall be solely responsible for the payment of all costs and expenses incurred in connection with any such inspection. Throughout the Term, Tenant shall maintain accurate and complete records with respect to Tenant’s use, storage, handling and disposal of Hazardous Materials in, on or about the Premises and/or Project, and Tenant shall make such records and all of Tenant’s Permits available to Landlord and Landlord’s environmental consultants in connection with any inspection or proposed inspection of the Premises and/or Project. If Landlord discovers that Tenant’s Hazardous Materials operations are not in compliance with Environmental Laws or the provisions of this Section 5.5, or that Tenant is not in compliance with Tenant’s emergency response plans for Hazardous Materials, then, in addition to Tenant’s liability established in Sections 6.3 and 6.4 above, Tenant shall cause its Hazardous Materials operations to be brought into compliance with all Hazardous Materials Laws, and in compliance with Tenant’s emergency response plans, as the case may be, as soon as possible following Tenant’s receipt of notice of any such Landlord’s non-compliance or non-preparedness, and Tenant shall immediately cease all use of such Hazardous Materials found not to be in compliance with Hazardous Materials Laws and/or such emergency response plans until such operations are brought into compliance therewith.

6.6 Payment of Costs by Tenant. All sums payable by Tenant pursuant to this Section 5.5 shall constitute Additional Rent payable under the Lease and shall be due and payable within ten (10) days of written demand therefor.

6.7 Survivability. The obligations of Tenant under this Section 5.5 (including Tenant’s indemnity of Landlord in Section 6.4 above) shall survive the expiration or earlier termination of this Lease.

7. Utilities and Services.

7.1 Standard Utilities and Services. Subject to the terms and conditions of this Lease, and the obligations of Tenant as set forth herein, Landlord shall furnish or cause to be furnished to the Premises the following utilities and services:

7.1.1 Access to the Premises by Tenant, twenty-four (24) hours per day, seven days per week; provided however, access to the Project after the hours of 8:00 a.m. to 6:00 p.m., Mondays through Fridays (except Building Holidays) (“Normal Business Hours”) may require access through a key-coded gate. “Building Holidays” shall mean New Year’s Day, Labor Day, Presidents’ Day, Thanksgiving Day, Memorial Day, Independence Day and Christmas Day and such other national holidays as are adopted by Landlord as holidays for the Building.

7.1.2 Landlord shall furnish to the Premises twenty-four (24) hours per day, electrical current as available to the Premises as of the date of this Lease. In no event shall Tenant’s use of electric current ever exceed the capacity of the feeders to the Building or the risers or wiring installation of the Building. Landlord shall also furnish metered water to the Premises twenty-four (24) hours per day for drinking and lavatory purposes, in such quantities as required in Landlord’s reasonable judgment for the comfortable and normal use of the Premises. At the Tenants so sole option and expense Tenant shall arrange to install a separate meter or sub-meter to measure water consumption as a basis for allocation of water expense or provide for direct invoicing by the ACW (Alameda County Water).

7.2 Liability of Landlord. Landlord shall not be responsible for the failure of the heat and air conditioning system to perform its function due to the arrangement of partitioning in the Premises or changes or alterations thereto, the use of any heat-generating machinery or equipment in the Premises, or any occupancy of the Premises by an excessive number of persons.

7.3 Utility Rationing. Tenant acknowledges that the Premises and/or the Building may become subject to the rationing of utility services or restrictions on utility use as required by a public utility company, governmental agency or other similar entity having jurisdiction thereof. Tenant acknowledges and agrees that its tenancy and occupancy hereunder shall be subject to such rationing or restrictions as may be imposed upon Landlord, Tenant, the Premises and/or the Building, and Tenant shall in no event be excused or relieved from any covenant or obligation to be kept or performed by Tenant by reason of any such rationing or restrictions. Tenant agrees to comply with energy conservation programs implemented by Landlord by reason of rationing, restrictions or Laws.

7.4 Tenant’s Obligations. Tenant shall cooperate fully at all times with Landlord, and abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the Building’s services and systems.

7.5 Failure to Provide Utilities. Landlord’s failure to furnish any of the utilities and services described in Section 7.1 above when such failure is caused by all or any of the following shall not result in any liability of Landlord: (a) accident, breakage or repairs; (b) strikes, lockouts or other labor disturbances or labor disputes of any such character; (c) governmental regulation, moratorium or other governmental action; (d) inability, despite the exercise of reasonable diligence, to obtain electricity, water or fuel; or (e) any other cause beyond Landlord’s reasonable control. In addition, notwithstanding anything to the contrary contained herein, in the event of the failure of any said utilities or services, Tenant shall not be entitled to any abatement or reduction of rent except, as Tenant’s sole remedy, after ten (10) business days of failure to provide utilities and the failure to provide such utility or service is within Landlord’s control and provided that the Tenant cannot utilize the Premises in accordance with its customary operation due to the hardship, thereafter, Base Rent shall abate until the utilities are provided in the Premises (except if such failure is a result of any act or omission of Tenant), no eviction of Tenant shall result, and Tenant shall not be relieved from the performance of any covenant or agreement in this Lease. Tenant hereby waives the provisions of California Civil Code Section 1932(1) or any other applicable existing or future law, ordinance or governmental regulation permitting the termination of this Lease due to an interruption, failure or inability to provide any services.

8. Repairs.

8.1 Landlord’s Repair Obligations. Subject to Sections 13.1 and 14.2 of this Lease, Landlord shall, as part of the Operating Expenses, repair, maintain and replace, as necessary (a) the Building shell and other structural portions of the Building (including the roof and foundations), exterior walls of the Building; provided, that repair of the roof above $25,000 shall be at Landlord’s sole cost and expense (and not part of Operating Expenses), but any repair above $25,000 or replacement of the roof shall be amortized as described in Section 8.2 below and (b) the Common Areas; provided, however, to the extent such maintenance, repairs or replacements are required as a result of any act, neglect, fault or omission of Tenant or Tenant Parties, Tenant shall pay to Landlord, as additional rent, the costs of such maintenance, repairs and replacements. Without limiting the foregoing, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1942 and any successive sections or statutes of a similar nature).

8.2 Tenant’s Repair Obligations. Except for Landlord’s obligations specifically set forth in Sections 8.1, 13.1 and 14.2, Tenant shall at all times and at Tenant’s sole cost and expense, keep and maintain in good order, condition and repair the Premises, and all improvements, additions and alterations therein. Except as otherwise expressly provided in this Lease, Landlord shall have no obligation to alter, remodel, improve, repair, renovate, redecorate or paint all or any part of the Premises. Notwithstanding the foregoing, if Tenant determines in its reasonable, good faith discretion that an HVAC unit cannot be repaired other than at a cost which is in excess of 50% of the cost of replacing such unit or Tenant and Landlord otherwise agree that an HVAC unit should be replaced rather repaired, then Tenant shall have the option of notifying Landlord of such repair or replacement, in which event agrees with Tenant’s determination, Landlord shall perform such replacement. Tenant shall reimburse Landlord and Tenant shall share in the cost of replacing the HVAC unit as follows: (a) the actual out-of-pocket cost incurred by Landlord shall be amortized by Landlord on a straight-line basis over the useful life of the replacement HVAC unit as reasonably estimated by Landlord in accordance with customary commercial real estate accounting practices consistent with comparable buildings in the area, together with interest at prime plus two percent (2%) per year on the unamortized balance, and (b) the monthly amortized cost shall be added to and become a part of Additional Rent hereunder and shall be payable monthly until the earlier of (i) the date such cost has been fully amortized, and (ii) the end of the Lease Term (as the same may be extended).

9. Alterations.

9.1 Conditions. Tenant shall not, without Landlord’s prior written consent, which consent shall not be unreasonably withheld, make any alterations, additions, improvements and decorations to the Premises (collectively, “Alterations”). Notwithstanding the foregoing, Tenant shall be permitted to make certain Alterations to the interior of the Premises (“Pre-Approved Alterations”) without Landlord’s prior written consent but only if: (a) At least ten (10) business days before construction is to commence, Tenant gives Landlord written notice of the nature and extent of the intended Alterations, specifying the contractor that Tenant intends to use; (b) the proposed Alterations do not affect the exterior appearance or structure of the Building or those portions of the Building systems; (c) the proposed Alterations do not involve the installation of stairways, vaults, or similar equipment or improvements; (d) the proposed Alterations do not involve or affect any asbestos or asbestos-containing materials in the Building; (e) the proposed Alterations do not require a building permit or other governmental approvals; and (f) the particular Alteration, does not cost more than $25,000.00 in the aggregate per project. Any Alterations (including Pre-Approved Alterations) shall be subject to and upon the following terms and conditions:

9.1.1 Notwithstanding any provision in this Section 9 to the contrary, Tenant is absolutely prohibited from making any Alterations which: (i) affect any area outside the Premises, other than the pad an fenced area that is part of the Premises; (ii) affect the Building’s structure or adversely affect the equipment, services or systems, or the proper functioning thereof, or Landlord’s access thereto; (iii) affect the outside appearance, character or use of the Project; (iv) weaken or impair the structural strength of the Building; or (v) will violate or require a change in any occupancy certificate applicable to the Premises.

9.1.2 Before proceeding with any Alterations which is not otherwise prohibited in Section 9.1.1 above, Tenant must first obtain Landlord’s written approval thereof (including approval of all plans, specifications and working drawings for such Alterations), which approval shall not be unreasonably withheld or delayed and Tenant must notify Landlord with a minimum 10 business days prior to any Alterations to the Premises in order for the Landlord to post a Notice of Non-responsibility on the Building and Premises.

9.1.3 After Landlord has approved the Alterations and the plans, specifications and working drawings therefor (or is deemed to have approved the Pre-Approved Alteration), Tenant shall: (i) enter into an agreement for the performance of such Alterations with such contractors and subcontractors selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld; (ii) before proceeding with any Alterations (including any Pre-Approved Alterations), provide Landlord with ten (10) business days’ prior written notice thereof; and (iii) pay to Landlord, upon written demand, the costs of any increased insurance premiums incurred by Landlord to include such Alterations in the fire and extended coverage insurance obtained by Landlord. In addition, before proceeding with any Alterations, Tenant shall obtain, at Tenant’s sole cost and expense: (A) all necessary governmental permits and approvals for the commencement and completion of such Alterations; and (B) if the cost of construction of the Alteration exceeds $100,000, a completion and lien indemnity bond, or other surety, satisfactory to Landlord for such Alterations. Landlord’s approval of any contractor(s) and subcontractor(s) of Tenant shall not release Tenant or any such contractor(s) and/or subcontractor(s) from any liability for any conduct or acts of such contractor(s) and/or subcontractor(s).

9.1.4 Tenant shall pay to Landlord, as additional rent, the reasonable costs incurred by Landlord for review of all plans, specifications and working drawings for the Alterations, including, without limitation, costs charged by Landlord’s engineers and other consultants (but not Landlord’s on-site management personnel) to review any Alterations to Building structure, HVAC, electrical, plumbing, or security systems, and the actual, reasonable costs incurred by Landlord for services rendered by Landlord’s management personnel and engineers to coordinate and/or supervise any of the Alterations to the extent such services are provided. Such amount shall be paid to Landlord within ten (10) days after invoice.

9.1.5 All Alterations shall be performed: (i) in accordance with the plans, specifications and working drawings approved by Landlord; (ii) lien-free and in a first-class workmanlike manner; (iii) in compliance with all Laws including, without limitation, the provisions of the ADA and Title 24; (iv) in such a manner so as not to unreasonably interfere with the occupancy of any other tenant in the Project or Building, nor impose any additional expense upon nor delay Landlord in the maintenance and operation of the Project or Building; and (v) at such times, in such manner and subject to such rules and regulations as Landlord may from time to time reasonably designate.

9.1.6 Until the completion of the Alterations, Tenant shall obtain, or cause its contractors to obtain, workers compensation insurance, commercial general liability insurance and builder’s risk insurance in compliance with the provisions of Section 10 of this Lease.

9.2 Approval of Tenant’s Initial Alterations. Subject to review and approval of specifications, plans and working drawings as provided above, Landlord hereby approves the Alterations contemplated by Tenant and shown on Exhibit D attached hereto (“Tenant’s Initial Alterations”). Landlord acknowledges that Tenant’s Initial Alterations may include increasing the power capacity to the Premises to 1,200 amps by switching the applicable electrical capacity equipment of the Premises with the corresponding equipment serving the adjacent premises, which will reduce the capacity of the adjacent premises to 800 amps (“Electrical Upgrade”) and Tenant shall be permitted to perform the Electrical Upgrade upon the following terms and conditions (i) Tenant shall be responsible for all costs, payments to perform such Electrical Upgrade (ii) Tenant shall cause the Electrical Upgrade to be performed after Normal Business Hours or on a weekend and in a manner that minimizes interference with the occupant of the Building and shall provide at least two (2) business days advance notice to Landlord of the need to interrupt power to the Building as part of such upgrade. Tenant acknowledges that it is performing the Electrical Upgrade at its sole risk without any liability to Landlord. The Tenant’s Initial Alterations, including, without limitation, the Electrical Upgrade, shall be deemed an Alteration and shall be performed pursuant to the terms and conditions of this Section 9. Landlord acknowledges that Tenant has commenced and may pursue such actions as are necessary to cause PG&E to upgrade the power capacity. At no cost to Landlord, Landlord agrees to cooperate with Tenant with respect to such upgrades and to execute such reasonable authorizations and approvals as may be required by PG&E.

9.3 Removal of Alterations.

9.3.1 All Alterations, shall become the property of Landlord and shall remain upon and be surrendered with the Premises at the end of the Term; provided, however, Landlord may, by written notice delivered to Tenant at any time prior to Expiration Date (or immediately upon any sooner termination of this Lease) identify those items of the Alterations which Landlord shall require Tenant to remove at the end of the Term of this Lease. If Landlord requires Tenant to remove any such items as described above, Tenant shall, at its sole cost, remove the identified items on or before the expiration or sooner termination of this Lease and repair any damage to the Premises caused by such removal on or before such expiration or termination. Tenant shall not be required to remove any of Tenant’s Initial Alterations except for such items as are indicated for removal on Exhibit F attached hereto.

9.3.2 Notwithstanding anything to the contrary contained herein, so long as Tenant’s written request for consent for a proposed Alterations substantially contains the following statement in large, bold and capped font “PURSUANT TO SECTION 9.2 OF THE LEASE, IF LANDLORD CONSENTS TO THE SUBJECT ALTERATIONS, LANDLORD SHALL NOTIFY TENANT IN WRITING WHETHER OR NOT LANDLORD WILL REQUIRE SUCH ALTERATIONS TO BE REMOVED AT THE EXPIRATION OR EARLIER TERMINATION OF THE LEASE.”, at the time Landlord gives its consent for such Alterations, if it so does, Tenant shall also be notified whether or not Landlord will require that such Alterations to be removed upon the expiration or earlier termination of this Lease. If Tenant’s written notice strictly complies with the foregoing and if Landlord fails to so notify Tenant whether Tenant shall be required to remove the subject Alterations at the expiration or earlier termination of this Lease, it shall be assumed that Landlord shall not require the removal of the subject Alterations.

9.4 Removal of Personal Property. All articles of personal property owned by Tenant or installed by Tenant at its expense in the Premises (including business and trade fixtures, furniture and moveable partitions) shall be, and remain, the property of Tenant, and shall be removed by Tenant from the Premises, at Tenant’s sole cost and expense, on or before the expiration or sooner termination of this Lease. Tenant shall promptly repair any damage caused by such removal. Landlord and Tenant agree that, notwithstanding anything to the contrary in this Lease, the items listed on Exhibit E to this Lease constitute Tenant’s property and may be removed from the Premises at any time by Tenant.

9.5 Tenant’s Failure to Remove. If Tenant fails to remove by the expiration or sooner termination of this Lease all of its personal property, or any items of Alterations identified by Landlord for removal pursuant to Section 9.3 above, or if Tenant fails to comply with its obligations under Section 9.4, Landlord may, without liability to Tenant for loss thereof, at Tenant’s sole cost and in addition to Landlord’s other rights and remedies under this Lease, at law or in equity: (a) remove and store such items in accordance with applicable law; and/or (b) upon ten (10) days’ prior notice to Tenant and Tenant’s continued failure to remove or recover such personal property during such 30 day period, sell all or any such items at private or public sale for such price as Landlord may obtain as permitted under applicable law. Landlord shall apply the proceeds of any such sale to any amounts due to Landlord under this Lease from Tenant (including Landlord’s attorneys’ fees and other costs incurred in the, removal, storage and/or sale of such items), with any remainder to be retained by Landlord.

9.6 Liens. Tenant shall not permit any mechanic’s, materialmen’s or other liens to be filed against all or any part of the Project or the Premises, nor against Tenant’s leasehold interest in the Premises, by reason of or in connection with any repairs, alterations, improvements or other work contracted for or undertaken by Tenant or any other act or omission of Tenant or Tenant’s agents, employees, contractors, licensees or invitees. Tenant shall, at Landlord’s request, provide Landlord with enforceable, unconditional and final lien releases (and other evidence reasonably requested by Landlord to demonstrate protection from liens) from all persons furnishing labor and/or materials with respect to the Premises. Landlord shall have the right at all reasonable times to post on the Premises and record any notices of non-responsibility which it deems necessary for protection from such liens. If any such liens are filed, Tenant shall, at its sole cost, immediately cause such lien to be released of record or bonded to Landlord’s reasonable satisfaction so that it no longer affects title to the Project or the Premises. If Tenant fails to cause such lien to be so released or bonded within twenty (20) days after filing thereof, Landlord may, without waiving its rights and remedies based on such breach, and without releasing Tenant from any of its obligations, cause such lien to be released by any means it shall deem proper, including payment in satisfaction of the claim giving rise to such lien. Tenant shall pay to Landlord within five (5) days after receipt of invoice from Landlord, any sum paid by Landlord to remove such liens, together with interest at the Interest Rate from the date of such payment by Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT, OR TO ANYONE HOLDING THE PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN THE PREMISES.

10. Tenant’s Insurance.

10.1 Types of Insurance. On or before the earlier of (i) the Commencement Date, (ii) the date Tenant is provided access to the Premises, or (iii) the date Tenant commences or causes to be commenced any work of any type in or on the Premises pursuant to this Lease, and continuing during the entire Term, Tenant shall obtain and keep in full force and effect, the following insurance:

10.1.1 Special Form (formerly known as All Risk) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, and malicious mischief upon property of every description and kind owned by Tenant and located in the Premises or Project, or for which Tenant is liable or installed by or on behalf of Tenant including, without limitation, furniture, equipment and any other personal property, and any Alterations, in an amount not less than the full replacement cost thereof. Landlord and Tenant agree to coordinate insurance coverage to avoid duplicate coverages.

10.1.2 Commercial general liability insurance coverage on an occurrence basis, including personal injury, bodily injury (including wrongful death), broad form property damage, operations hazard, owner’s protective coverage, contractual liability (including Tenant’s indemnification obligations under this Lease, including Section 11), liquor liability (if Tenant serves alcohol on the Premises), products and completed operations liability, with an initial combined single limit of liability of not less than Three Million Dollars ($3,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in annual aggregate. This coverage may be obtained through a separate policy or in combination with another excess liability or umbrella policy.

10.1.3 Worker’s compensation and employer’s liability insurance, in statutory amounts and limits, covering all persons employed in connection with any work done on or about the Premises for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Premises.

10.1.4 Loss of income, extra expense and business interruption insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings for at least twelve (12) months attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises, Tenant’s parking areas or to the Building as a result of such perils.

10.1.5 Pollution liability insurance with limits not less than Three Million Dollars ($3,000,000.00) per occurrence and Three Million Dollars ($3,000,000.00) in annual aggregate, which coverage shall be maintained for a period of three (3) years after the expiration or earlier termination of this Lease. If such policy contains a retroactive date, such date shall be prior to the Commencement Date.

10.1.6 Any other form or forms of insurance as Landlord or the mortgagees of Landlord may reasonably require from time to time, in form, amounts and for insurance risks against which a prudent tenant would protect itself, but only to the extent such risks and amounts are available in the insurance market at commercially reasonable costs; and, provided, that the insurance requirements herein shall not be modified pursuant to this Section 10.1.6 more than one (1) time during any three (3) calendar year period.

10.2 Requirements. Each policy required to be obtained by Tenant hereunder shall: (a) be issued by insurers which are reasonably acceptable to Landlord and/or Landlord’s mortgagees and are authorized to do business in the state in which the Building is located and rated not less than financial class VIII, and not less than policyholder rating A- in the most recent version of Best’s Key Rating Guide; (b) be in form reasonably satisfactory from time to time to Landlord; (c) name Tenant as named insured thereunder and shall name Landlord, Landlord’s lenders and, at Landlord’s request, such other persons or entities of which Tenant has been informed in writing, as additional insureds there under, all as their respective interests may appear; (d) shall not have a deductible amount exceeding Ten Thousand Dollars ($10,000.00), which deductible amount shall be deemed self-insured with full waiver of subrogation; (e) specifically provide that the insurance afforded by such policy for the benefit of Landlord and any other additional insureds shall be primary, and any insurance carried by Landlord or any other additional insureds shall be excess and non-contributing; (f) with respect to the coverage required under, contain an endorsement that the insurer waives its right to subrogation as described in Section 10.3 below; (g) require the insurer to use best efforts to notify Landlord (and any other additional insureds) in writing not less than thirty (30) days prior to any material cancellation or other termination thereof (ten (10) days for cancellation due to non-payment of premium); (h) contain a cross liability or severability of interest endorsement; and (i) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. To the extent reasonably obtainable, each such policy shall also provide that any loss otherwise payable thereunder shall be payable notwithstanding (i) any act or omission of Landlord or Tenant which might, absent such provision, result in a forfeiture of all or a part of such insurance payment, (ii) the occupation or use of the Premises for purposes more hazardous than permitted by the provisions of such policy, (iii) any foreclosure or other action or proceeding taken by any mortgagee pursuant to any provision of the mortgage upon the happening of a default thereunder, or (iv) any change in title or ownership of the Premises. Tenant agrees to deliver to Landlord, as soon as practicable after the placing of the required insurance, but in no event later than the date Tenant is required to obtain such insurance as set forth in Section 10.1 above, certified copies of each such insurance policy (or certificates from the insurance company evidencing the existence of such insurance and Tenant’s compliance with the foregoing provisions of this Section 10). Tenant shall cause replacement policies or certificates to be delivered to Landlord not less than ten (10) days prior to the expiration of any such policy or policies. If any such initial or replacement policies or certificates are not furnished within the time(s) specified herein, Tenant shall be deemed to be in default subject to any applicable notice or cure period provided in Section 15.1 below, and Landlord shall have the right, but not the obligation, to procure such policies and certificates at Tenant’s expense.

10.3 Waiver of Subrogation. Notwithstanding anything to the contrary herein, Landlord and Tenant hereby waive their rights against each other with respect to any claims or damages or losses which are caused by or result from (a) any occurrence insured against under the Special Form insurance policy carried by Landlord or Tenant (as the case may be) pursuant to the provisions of this Lease and enforceable at the time of such damage or loss, or (b) any occurrence which would have been covered under such insurance required to be obtained and maintained by Landlord and Tenant (as the case may be) under Sections 10.1 and 10.4 (as applicable) had such insurance been obtained and maintained as required therein (and assuming replacement cost coverage). The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease. Provided the same can be reasonably obtained at a reasonable or no additional cost, each party shall cause each insurance policy (other than the commercial general liability insurance) required to be obtained by it pursuant to Section 10 to provide that the insurer waives all rights of recovery by way of subrogation against either Landlord or Tenant, as the case may be, in connection with any claims, losses and damages covered by such policy.

10.4 Landlord’s Insurance. At all times during the Lease Term, as extended, Landlord shall procure and maintain Special Form (formerly known as All Risk) insurance, including fire and extended coverage, sprinkler leakage (including earthquake sprinkler leakage), vandalism, and malicious mischief upon the Building (excluding the items of property that Tenant is required to insure pursuant to Section 10.1.1 above), in an amount as determined by Landlord.

11. Indemnification and Exculpation.

11.1 Tenant’s Assumption of Risk and Waiver. Subject to the terms of Section 10.3 and unless caused by the gross negligence or willful misconduct of Landlord, Landlord shall not be liable to Tenant, Tenant’s employees, agents or invitees for: (i) any damage to property of Tenant, or of others, located in, on or about the Premises or Project, nor for (ii) the loss of or damage to any property of Tenant or of others by theft or otherwise, (iii) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water, rain or leaks from any part of the Premises or Project or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature, or (iv) any such damage caused by other tenants or persons in the Project, occupants of adjacent property of the Project, or the public, or caused by operations in construction of any private, public or quasi-public work. Landlord shall in no event be liable to Tenant for any consequential damages or for loss of revenue or income and Tenant waives any and all claims for any such damages. Notwithstanding anything to the contrary contained in this Section 11.1, all property of Tenant, its agents, employees and invitees kept or stored on the Premises, whether leased or owned by any such parties, shall be so kept or stored at the sole risk of Tenant and Tenant shall hold Landlord harmless from any claims arising out of damage to the same, including subrogation claims by Tenant’s insurance carriers, unless such damage shall be caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors. Landlord or its agents shall not be liable for interference with the light or other intangible rights.

11.2 Tenant’s Indemnification of Landlord. Except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, employees or contractors, Tenant shall be liable for, and shall indemnify, defend, protect and hold Landlord and its partners, member and affiliates and their respective officers, agents, servants, employees, lenders, any property manager and independent contractors (collectively “Landlord Parties”) harmless from and against, any and all claims, damages, judgments, suits, causes of action, losses, liabilities and expenses, including attorneys’ fees and court costs (collectively, “Claims”), arising or resulting from (a) any occurrence at the Premises, (b) any act or omission of Tenant or any of its agents, employees, contractors, assignees, sublessees, licensees or invitees (collectively, the “Tenant Parties”); (c) the use of the Premises and Common Areas and conduct of Tenant’s business by Tenant or any Tenant Parties, or any other activity, work or thing done, permitted or suffered by Tenant or any Tenant Parties, in or about the Premises, the Building or elsewhere in the Project; and/or (d) any default by Tenant of any obligations on Tenant’s part to be performed under the terms of this Lease or the terms of any contract or agreement to which Tenant is a party or by which it is bound, affecting this Lease or the Premises. The foregoing indemnification shall include, but not be limited to, any injury to, or death of, any person, or any loss of, or damage to, any property on the Premises, or on adjoining sidewalks, streets or ways, or connected with the use, condition or occupancy thereof, whether or not Landlord or its mortgagee has or should have knowledge or notice of the defect or conditions causing or contributing to such injury, death, loss or damage. In case any action or proceeding is brought against Landlord or any Landlord Parties by reason of any such Claims, Tenant, upon notice from Landlord, shall defend the same at Tenant’s expense by counsel reasonably acceptable to Landlord.

11.3 Survival; No Release of Insurers. The indemnification obligations under Section 11.2 shall survive the expiration or earlier termination of this Lease. Tenant’s covenants, agreements and indemnification in Sections 11.1 and 11.2 above are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provisions of this Lease.

12. Assignment and Subletting.

12.1 Restriction on Transfer. Tenant shall not, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed, assign this Lease or any interest herein or sublet the Premises or any part thereof, or permit the use or occupancy of the Premises by any party other than Tenant (any such assignment, sublease, license or the like shall be referred to as a “Transfer”). In no event may Tenant encumber this Lease. Any Transfer without Landlord’s consent shall constitute a material Default by Tenant under this Lease, and in addition to all of Landlord’s other remedies at law, in equity or under this Lease, such Transfer shall be voidable at Landlord’s election. In addition, this Lease shall not, nor shall any interest of Tenant herein, be assignable by operation of law without the written consent of Landlord. For purposes of this Section 12 other than with respect to transfers of stock of Tenant if Tenant is a publicly-held corporation and such stock is transferred publicly over a recognized security exchange or over-the-counter market, if Tenant is a corporation, partnership or other entity, any transfer or assignment, of fifty percent (50%) or more (individually or in the aggregate) of any stock or other ownership interest in such entity, and/or any transfer, assignment, hypothecation or encumbrance of any controlling ownership or voting interest in such entity (a “Change of Control”), shall be deemed an assignment of this Lease and shall be subject to all of the restrictions and provisions contained in this Section 12. Tenant shall have no right to encumber of hypothecate this Lease.

12.2 Landlord’s Options. If Tenant desires to effect a Transfer, Tenant shall deliver to Landlord written notice (“Transfer Notice”) setting forth the terms and provisions of the proposed Transfer and the identity of the proposed transferee (“Transferee”). Tenant shall also deliver to Landlord with the Transfer Notice, a current financial statement and financial statements for the preceding two (2) years of the Transferee which have been certified by Transferee, or, if available, certified by an independent accounting firm and such other information concerning the business background and financial condition of the proposed Transferee as Landlord may reasonably request. Landlord shall have the option, exercisable by written notice delivered to Tenant within thirty (30) days after Landlord’s receipt of the Transfer Notice, such financial statements and other information, either to:

12.2.1 approve or disapprove such Transfer;

12.2.2 in the case of an assignment or a sublease for a term equal to 50% or more of the remaining Initial Term or Extension Term, as the case may be, terminate this Lease which termination shall be effective thirty (30) days after Landlord’s notice, provided that if the Transfer is a sublease for less than the entire Premises, then such termination shall only be effective for the proposed sublease space and the Base Rent, Tenant’s Percentage Share, and the number of parking spaces to which Tenant is entitled shall be deemed adjusted on the basis of the percentage of the rentable square footage of the portion of the Premises retained by Tenant; or

12.2.3 in the case of an assignment or a sublease for a term equal to 50% or more of the remaining Initial Term or Extension Term, as the case may be, sublet from Tenant that portion of the Premises which Tenant has requested to Transfer at the rental and on the other terms set forth in Tenant’s Notice, except that the rent shall be the lower of the per square foot Base Rent and Expenses payable under this Lease for the subject space or that part of the rent and other consideration set forth in Tenant’s Notice; provided, however, that: (i) Landlord shall at all times under such sublease have the right and option further to sublet the Premises without obtaining Tenant’s consent or sharing any of the economic consideration received by Landlord; (ii) Section 7 of the Summary shall not be applicable thereto; (iii) Landlord and its subtenants shall have the right to use in common with Tenant all lavatories, corridors and lobbies which are within the Premises and the use of which is reasonably required for the use of the applicable portion of the Premises; (iv) Tenant shall have no right of setoff or abatement or any other right to assert a default hereunder by reason of any default by Landlord under such sublease; (v) Landlord’s liability under such sublease shall not be deemed assumed or taken subject to by any successor to Landlord’s interest under this Lease; and (vi) Tenant shall be responsible for the cost of construction of any partitions which Landlord reasonably deems necessary to separate such space from the remainder of the Premises.

12.3 Additional Conditions. If Landlord does not exercise its sublease or termination option and instead approves of the proposed Transfer pursuant to Section 12.2.1 above, Tenant may enter into the proposed Transfer with such proposed Transferee subject to the following further conditions:

12.3.1 the Transfer shall be on the same terms set forth in the Transfer Notice delivered to Landlord (if the terms have changed, Tenant must submit a revised Transfer Notice to Landlord and Landlord shall have another thirty (30) days after receipt thereof to make the election in Section 12.2 above);

12.3.2 no Transfer shall be valid and no Transferee shall take possession of the Premises until an executed counterpart of the assignment, sublease or other instrument affecting the Transfer has been delivered to Landlord pursuant to which the Transferee shall expressly assume all of Tenant’s obligations under this Lease (or with respect to a sublease of a portion of the Premises or for a portion of the Term, all of Tenant’s obligations applicable to such portion); and

12.3.3 no Transferee shall have a further right to assign, encumber or sublet, except on the terms herein contained.

12.4 Excess Rent. Fifty percent (50%) of all rent or other economic consideration payable to Tenant as a result of (and attributable to) such Transfer which exceeds, in the aggregate, (i) the total rent which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to any portion of the Premises subleased), plus (ii) any reasonable brokerage commissions, reasonable attorney fees, advertising costs not included in the brokerage commissions and tenant improvement allowances actually paid by Tenant in connection with such Transfer amortized on a straight use basis over the term of the assignment or sublease, shall be paid to Landlord within ten (10) days after receipt thereof as additional rent under this Lease, without affecting or reducing any other obligations of Tenant hereunder.

12.5 Reasonable Disapproval. Landlord and Tenant hereby acknowledge that Landlord’s disapproval of any proposed Transfer pursuant to Section 12.2 shall be deemed reasonably withheld if based upon any reasonable factor, including, without limitation, any or all of the following factors: (a) the proposed Transferee is an existing tenant of the Project or is negotiating with Landlord (or has negotiated with Landlord in the last three (3) months) for space in the Project and, in each of the foregoing cases, Landlord has space available to lease in the Project to prospective tenants; (b) the proposed Transferee is a governmental entity; (c) the portion of the Premises to be sublet or assigned is irregular in shape with inadequate means of ingress and egress; (d) the use of the Premises by the Transferee (i) is not permitted by the use provisions in Section 5.1, or (ii) violates any exclusive use granted by Landlord to another tenant in the Building; (e) the Transfer would likely result in significant increase in the use of the parking areas or Common Areas by the Transferee’s employees or visitors, and/or significantly increase the demand upon utilities and services to be provided by Landlord to the Premises; (f) the Transferee does not have the financial capability to fulfill the obligations imposed by the Transfer; or (g) the Transferee is not in Landlord’s reasonable opinion of reputable or good character or consistent with Landlord’s desired tenant mix.

12.6 No Release. No Transfer shall release Tenant of Tenant’s obligations under this Lease or alter the primary liability of Tenant to pay the rent and to perform all other obligations to be performed by Tenant hereunder. During the continuance of a Default, Landlord may require that any Transferee remit directly to Landlord on a monthly basis, all monies due Tenant by said Transferee, and each sublease shall provide that if Landlord gives said subtenant written notice that Tenant is in Default under this Lease, said subtenant will thereafter during the continuance of such Default make all payments due under the sublease directly to or as directed by Landlord, which payments will be credited against any payments due under this Lease. Upon the execution of a sublease, Tenant irrevocably and unconditionally assigns to Landlord all rents and other sums payable under such sublease of the Premises; provided, however, that Landlord hereby grants Tenant a license to collect all such rents and other sums so long as Tenant is not in Default under this Lease. Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original or otherwise genuine copy thereof to Landlord. However, the acceptance of rent by Landlord from any other person shall not be deemed to be a waiver by Landlord of any provision hereof. Consent by Landlord to one Transfer shall not be deemed consent to any subsequent Transfer. In the event of Default by any Transferee of Tenant or any successor of Tenant in the performance of any of the terms hereof, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against such Transferee or successor. Landlord may consent to subsequent assignments of the Lease or sublettings or amendments or modifications to the Lease with assignees of Tenant, without notifying Tenant, or any successor of Tenant, and without obtaining its or their consent thereto and any such actions shall not relieve Tenant of liability under this Lease.

12.7 Administrative and Attorneys’ Fees. If Tenant effects a Transfer or requests the consent of Landlord to any Transfer, then Tenant shall, upon demand, pay Landlord a non-refundable administrative fee of One Thousand Dollars ($1,000.00), plus any reasonable attorneys’ and paralegal fees and costs incurred by Landlord in connection with such Transfer or request for consent (whether attributable to Landlord’s in-house attorneys or paralegals or otherwise), which exceeds One Thousand Dollars ($1,000.00). Acceptance of the One Thousand Dollars ($1,000.00) administrative fee and/or reimbursement of Landlord’s attorneys’ and paralegal fees shall in no event obligate Landlord to consent to any proposed Transfer.

12.8 Permitted Transfers. Notwithstanding the provisions of Sections 12 above to the contrary, Tenant may engage in a Change of Control or assign this Lease, without Landlord’s consent and without releasing Tenant of any liability under this Lease, (a) to a parent or subsidiary of Tenant or the parent or subsidiary of any corporation that controls, is controlled by or is under common control with Tenant (“Affiliate”), or (b) to any corporation or other entity resulting from a merger, reorganization or consolidation with Tenant, or to any person or entity that acquires all or substantially all the assets of Tenant’s business as a going concern or the stock of Tenant (“Acquisition”), provided that: (i) Tenant shall not be in Default in the performance of any of its obligations under this Lease at the time of the assignment; (ii) except for an assignment to an Affiliate or a Change of Control, the net worth of the Transferee is substantially equal to or greater than the net worth of Tenant (computed in accordance with generally accepted accounting principles, consistently applied (but excluding goodwill as an asset)) on the date just prior to the Acquisition or date of the Lease, whichever is greater; and in the case of a Change of Control, the net worth of Tenant is substantially equal to or greater than the net worth of Tenant (computed in accordance with generally accepted accounting principles, consistently applied (but excluding goodwill as an asset)) on the date just prior to the Change of Control; (iii) at least ten (10) days prior to the effective date of such assignment, Tenant shall furnish Landlord with the name of the Transferee and a written certification from an officer of Tenant certifying (A) in the case of transfers to an Affiliate, the manner in which the proposed assignee is affiliated with Tenant, (B) that the type of business conducted in the Premises, and (C) the Transferee as the net worth required herein and proof satisfactory to Landlord of such net worth; (iv) the Transferee assumes, in full, the obligations of Tenant under this Lease; and (v) the use of the Premises is consistent with Section 7 of the Summary. An assignment of this Lease or Change of Control pursuant to this Section 12.8 shall be referred to as a “Permitted Transfer. The provisions of Sections 12.2 and 12.4 shall not apply to a Permitted Transfer.

13. Damage or Destruction.

13.1 Landlord’s Rights and Obligations. In the event the Premises or any part of the Building is damaged by fire or other casualty to an extent not exceeding twenty-five percent (25%) of the full replacement cost thereof, and Landlord’s contractor estimates in a writing delivered to the parties that the damage thereto is such that the Building and/or Premises may be repaired, reconstructed or restored to substantially its condition immediately prior to such damage within one hundred eighty (180) days from the date of such casualty, and Landlord will receive insurance proceeds sufficient to cover the costs of such repairs, reconstruction and restoration (including proceeds from Tenant and/or Tenant’s insurance which Tenant is required to deliver to Landlord pursuant to Section 13.2 below and deductible), then Landlord shall commence and proceed diligently with the work of repair, reconstruction and restoration and this Lease shall continue in full force and effect. lf, however, the Premises or any other part of the Building is damaged to an extent exceeding twenty-five percent (25%) of the full replacement cost thereof, or Landlord’s contractor estimates that such work of repair, reconstruction and restoration will require longer than one hundred eighty (180) days to complete, or Landlord will not receive insurance proceeds (and/or proceeds from Tenant, as applicable) sufficient to cover the costs of such repairs, reconstruction and restoration, then Landlord may elect to either:

13.1.1 repair, reconstruct and restore the portion of the Building and Premises damaged by such casualty (including the Tenant Improvements and, to the extent of insurance proceeds received from Tenant, Alterations), in which case this Lease shall continue in full force and effect; or

13.1.2 terminate this Lease effective as of the date which is thirty (30) days after delivery of Landlord’s election to so terminate.

Under any of the conditions of this Section 13.1, Landlord shall give written notice to Tenant of its intention to repair or terminate within the later of thirty (30) days after the occurrence of such casualty, or fifteen (15) days after Landlord’s receipt of the estimate from Landlord’s contractor. Notwithstanding anything to the contrary herein, Landlord shall not have the right to terminate this Lease if the damage to the Building is relatively minor (e.g., unreimbursed repair or restoration would cost less than ten percent (10%) of the replacement cost of the Building).

13.2 Tenant’s Costs and Insurance Proceeds. In the event of any damage or destruction of all or any part of the Premises, Tenant shall immediately: (a) notify Landlord thereof; and (b) deliver to Landlord all insurance proceeds received by Tenant with respect to Alterations or other improvements in the Premises made by or on behalf of Tenant (excluding proceeds for Tenant’s furniture and other personal property), whether or not this Lease is terminated as permitted in this Section 13, and Tenant hereby assigns to Landlord all rights to receive such insurance proceeds. If, for any reason (including Tenant’s failure to obtain insurance for the full replacement cost of any Alterations or other improvements which Tenant is required to insure pursuant to Section 10.1), Tenant fails to receive insurance proceeds covering the full replacement cost of such Alterations or other improvements which are damaged, Tenant shall be deemed to have self-insured the replacement cost of such Alterations or other improvements, and upon any damage or destruction thereto, Tenant shall immediately pay to Landlord the full replacement cost of such items, less any insurance proceeds actually received by Landlord from Tenant’s insurance with respect to such items. Landlord shall be under no obligation to insure or pay for the restoration costs of any Alterations or other improvements made by or on behalf of Tenant.

13.3 Abatement of Rent. In the event that as a result of any such damage, and/or restoration of the Premises or the Building, Tenant is prevented from using the Premises or any portion thereof, then the Base Rent shall be abated or reduced, as the case may be, during the period that Tenant continues to be so prevented from using and does not use the Premises or portion thereof, in the proportion that the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total Premises. Notwithstanding the foregoing to the contrary, if the damage is due to the negligence or willful misconduct of Tenant or any Tenant Parties, there shall be no abatement of rent. Except for abatement of rent as provided hereinabove, Tenant shall not be entitled to any compensation or damages for loss of, or interference with, Tenant’s business or use or access of all or any part of the Premises resulting from any such damage, repair, reconstruction or restoration.

13.4 Inability to Complete. Provided Tenant is not in Default hereunder and that the damage was not caused by an act or omission of Tenant or a Tenant Party, in the event Landlord is obligated or elects to repair, reconstruct and/or restore the damaged portion of the Building or Premises pursuant to Section 13.1 above, but reasonably expects to complete such repair, reconstruction and/or restoration to take more than one hundred and eighty (180) days from the date of the casualty Landlord shall provide Tenant with notice thereof and then Landlord or Tenant may elect to terminate this Lease upon thirty (30) days of prior written notice to the other, provided that such termination notice is delivered within ten (10) days of Landlord’s delivery of the notice of restoration timing to Tenant.

13.5 Damage Near End of Term. In addition to the termination rights in Sections 13.1 and 13.4 above, both Landlord and Tenant shall have the right to terminate this Lease if any damage to the Building or Premises occurs during the last twelve (12) months of the Term of this Lease (as extended) and Landlord’s contractor estimates in a writing delivered to the parties that the repair, reconstruction or restoration of such damage cannot be completed within the earlier of (a) the scheduled expiration date of the Term, or (b) sixty (60) days after the date of such casualty.

13.6 Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of California Civil Code Section 1932, Subsection 2, and Section 1933, Subsection 4 (and any successor statutes thereof permitting the parties to terminate this Lease as a result of any damage or destruction).

14. Eminent Domain.

14.1 Substantial Taking. Subject to the provisions of Section 14.4 below in case the whole of the Premises, or such part thereof as shall substantially interfere with Tenant’s use and occupancy of the Premises, shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, either party shall have the right to terminate this Lease effective as of the date possession is required to be surrendered to said authority.

14.2 Partial Taking; Abatement of Rent. In the event of a taking of a portion of the Premises which does not substantially interfere with the conduct of Tenant’s business, then, except as otherwise provided in the immediately following sentence, neither party shall have the right to terminate this Lease and Landlord shall thereafter proceed to make a functional unit of the remaining portion of the Premises, and rent shall be abated with respect to the part of the Premises which Tenant shall be so deprived on account of such taking. Notwithstanding the immediately preceding sentence to the contrary, if any part of the Building or the Project shall be taken (whether or not such taking substantially interferes with Tenant’s use of the Premises), Landlord may terminate this Lease upon thirty (30) days’ prior written notice to Tenant.

14.3 Condemnation Award. Subject to the provisions of Section 14.4 below, in connection with any taking of the Premises or Building, Landlord shall be entitled to receive the entire amount of any award which may be made or given in such taking or condemnation, without deduction or apportionment for any estate or interest of Tenant, it being expressly understood and agreed by Tenant that no portion of any such award shall be allowed or paid to Tenant for any so-called bonus or excess value of this Lease, and such bonus or excess value shall be the sole property of Landlord. Tenant shall not assert any claim against Landlord or the taking authority for any compensation because of such taking (including any claim for bonus or excess value of this Lease); provided, however, if any portion of the Premises is taken, Tenant shall be granted the right to recover from the condemning authority (but not from Landlord) any compensation as may be separately awarded or recoverable by Tenant for the taking of Tenant’s furniture, fixtures, equipment and other personal property within the Premises, for Tenant’s relocation expenses, and other damage to Tenant’s business by reason of such taking.

14.4 Temporary Taking. In the event of a taking of the Premises or any part thereof for temporary use, (a) this Lease shall be and remain unaffected thereby and rent shall not abate, and (b) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking which is within the Term, provided that if such taking shall remain in force at the expiration or earlier termination of this Lease, Tenant shall perform its obligations under Section 18.1 with respect to surrender of the Premises and shall pay to Landlord the portion of any award which is attributable to any period of time beyond the Expiration Date. For purpose of this Section 14.4, a temporary taking shall be defined as a taking for a period of ninety (90) days or less.

14.5 Waiver of Termination Right. This Lease sets forth the terms and conditions upon which this Lease may terminate in the event of a taking. Accordingly, the parties waive the provisions of the California Code of Civil Procedure Section 1265.130 and any successor or similar statutes permitting the parties to terminate this Lease as a result of a taking.

15. Tenant’s Default and Landlord’s Remedies.

15.1 Tenant’s Default. The occurrence of any one or more of the following events shall constitute a “Default” under this Lease by Tenant:

15.1.1 the failure by Tenant to make any payment of Rent or any other payment required to be made by Tenant hereunder, when such failure continues for three (3) days after written notice thereof from Landlord that such payment was not received when due; provided however, no such notice shall be required if Tenant fails to pay Rent or any other payments required to be paid by Tenant hereunder after Tenant has received one (1) written notice of a failure to pay Rent or such other payments within twelve (12) months of such failure;

15.1.2 the failure by Tenant to observe or perform any of the express or implied covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in this Sections 15.1, where such failure shall continue for a period of twenty (20) days after written notice thereof from Landlord to Tenant; provided, however, that, if the nature of Tenant’s default is such that more than twenty (20) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant shall commence such cure within said twenty (20) day period and thereafter diligently prosecute such cure to completion, which completion shall occur not later than ninety (90) days from the date of such notice from Landlord;

15.1.3 the vacation or abandonment of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for five (5) days or longer while in Default in the payment of Rent. Vacation is absence from occupancy of the Premises for a period of time beyond fifteen (15) consecutive business days without having secured, at Tenant’s sole cost, insurance for vandalism and malicious mischief for vacant premises covering the Premises during the term of such vacancy.

15.1.4 (i) the making by Tenant of any general assignment for the benefit of creditors, (ii) the filing by or against Tenant of a petition to have Tenant adjudged a bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against the Tenant, the same is dismissed within sixty (60) days), (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where possession is not restored to Tenant within sixty (60) days, or (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease where such seizure is not discharged within sixty (60) days;

15.1.5 any material representation or warranty made by Tenant in this Lease or any other document delivered in connection with the execution and delivery of this Lease or pursuant to this Lease proves to be incorrect in any material respect;

15.1.6 Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or be reduced or materially changed, except as permitted in this Lease, and such default continues for more than five (5) business days after written notice thereof from Landlord;;

15.1.7 Any failure by Tenant to discharge any lien or encumbrance placed on the Building or any part thereof in violation of this Lease within ten (10) days after the date such lien or encumbrance is filed or recorded against the Building or any part thereof; and

15.1.8 Any failure by Tenant to execute and deliver such documents set forth in Section 19 and such failure continues for three (3) business days after written notice thereof from Landlord.

When this Lease requires service of a notice, that notice shall replace rather than supplement any equivalent or similar statutory notice, including any notices required by Code of Civil Procedure Section 1161 or any similar or successor statute. When a statute requires service of a notice in a particular manner, service of that notice (or a similar notice required by this Lease) shall replace and satisfy the statutory service-of-notice procedures, including those required by Code of Civil Procedure Section 1162 or any similar or successor statute.

15.2 Landlord’s Remedies; Termination. In the event of any such Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the immediate option to terminate this Lease and all rights of Tenant hereunder. In the event that Landlord shall elect to so terminate this Lease, then Landlord may recover from Tenant:

15.2.1 the worth at the time of award of any unpaid rent which had been earned at the time of such termination; plus

15.2.2 the worth at the time of the award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

15.2.3 the worth at the time of award of the amount by which the unpaid rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided; plus

15.2.4 any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which, in the ordinary course of things, would be likely to result there from, including, but not limited to (to the extent allocable to the unexpired Term of this Lease): unamortized Tenant Improvement costs; reasonable attorneys’ fees; brokers’ commissions; the costs of refurbishment, alterations, renovation and repair of the Premises to the extent of damage beyond ordinary wear and tear; and removal (including the repair of any damage caused by such removal) and storage (or disposal) of Tenant’s personal property, equipment, fixtures, Alterations, Tenant Improvements and any other items which Tenant is required under this Lease to remove but does not remove.

As used in Sections 15.2.1 and 15.2.2 above, the “worth at the time of award” is computed by allowing interest at the Interest Rate set forth in Section 15.5 below. As used in Section 15.2.3 above, the “worth at the time of award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

15.3 Landlord’s Remedies; Continuation of Lease. In the event of any such Default by Tenant, in addition to any other remedies available to Landlord under this Lease, at law or in equity, Landlord shall have the right to continue this Lease in full force and effect, whether or not Tenant shall have abandoned the Premises. The foregoing remedy shall also be available to Landlord pursuant to California Civil Code Section 1951.4 (Landlord may continue this Lease in effect after Tenant’s Default and abandonment and recover rent as it becomes due), and any successor statute thereof in the event Tenant has abandoned the Premises. In the event Landlord elects to continue this Lease in full force and effect pursuant to this Section 15.3, then Landlord shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due. Landlord’s election not to terminate this Lease pursuant to this Section 15.3 or pursuant to any other provision of this Lease, at law or in equity, shall not preclude Landlord from subsequently electing to terminate this Lease or pursuing any of its other remedies.

15.4 Landlord’s Right to Perform. Except as specifically provided otherwise in this Lease, all covenants and agreements by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and “expense and without any abatement or offset of rent. If Tenant shall fail to pay any sum of money (other than Base Rent) or perform any other act on its part to be paid or performed hereunder, in each case beyond applicable notice and cure periods, Landlord may, without waiving or releasing Tenant from any of Tenant’s obligations, make such payment or perform such other act on behalf of Tenant. All sums so paid by Landlord and all necessary incidental costs incurred by Landlord in performing such other acts shall be payable by Tenant to Landlord within three (3) business days after demand therefore as additional rent.

15.5 Interest. If any monthly installment of rent payable by Tenant hereunder is not received by Landlord by the date when due, it shall bear interest at the rate of the lesser of: (a) the rate announced from time to time by Wells Fargo Bank or, if Wells Fargo Bank ceases to exist or ceases to publish such rate, then the rate announced from time to time by the largest (as measured by deposits) chartered bank operating in California, as its “prime rate” or “reference rate”, plus three percent (3%); or (b) the maximum rate permitted by law (“Interest Rate”) from the date due until paid. All interest, and any late charges imposed pursuant to Section 15.6 below, shall be considered additional rent due from Tenant to Landlord under the terms of this Lease.

15.6 Late Charges. Tenant acknowledges that, in addition to interest costs, the late payments by Tenant to Landlord of any Base Rent or other sums due under this Lease will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impractical to fix. Such other costs include, without limitation, processing, administrative and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage, deed of trust or related loan documents encumbering the Premises, the Building or the Project. Accordingly, if any monthly installment of Base Rent, Expenses or any other amount payable by Tenant hereunder is not received by Landlord within three (5) days from the due date thereof or in the case of special charges 10 day from invoice date, Tenant shall pay to Landlord an additional sum of ten percent (10%) of the overdue amount as a late charge. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment as hereinabove referred to by Tenant, and the payment of late charges and interest are distinct and separate in that the payment of interest is to compensate Landlord for the use of Landlord’s money by Tenant, while the payment of late charges is to compensate Landlord for Landlord’s processing, administrative and other costs incurred by Landlord as a result of Tenant’s delinquent payments. Acceptance of a late charge or interest shall not constitute a waiver of Tenant’s default with respect to the overdue amount or prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease or at law or in equity now or hereafter in effect. Notwithstanding the foregoing, Landlord will not assess a late charge until Landlord has given written notice of such late payment for the first late payment in any twelve (12) month period and after Tenant has not cured such late payment within three (3) days from receipt of such notice. No other notices will be required during the following twelve (12) months for a late charge to be incurred.

15.7 Rights and Remedies Cumulative. All rights, options and remedies of Landlord contained in this Section 15 and elsewhere in this Lease shall be construed and held to be cumulative, and no one of them shall be exclusive of the other, and Landlord shall have the right to pursue any one or all of such remedies or any other remedy or relief which may be provided by law or in equity, whether or not stated in this Lease. Nothing in this Section 15 shall be deemed to limit or otherwise affect Tenant’s indemnification of Landlord pursuant to any provision of this Lease.

15.8 Tenant’s Waiver of Redemption. Tenant hereby waives and surrenders for itself and all those claiming under it, including creditors of all kinds, (i) any right and privilege which it or any of them may have under any present or future law to redeem any of the Premises or to have a continuance of this Lease after termination of this Lease or of tenant’s right of occupancy or possession pursuant to any court order or any provision hereof, and (ii) the benefits of any present or future law which exempts property from liability for debt or for distress for rent.

15.9 Costs Upon Default and Litigation. Tenant shall pay to Landlord and its mortgagees as additional rent all the expenses incurred by Landlord or its mortgagees in connection with any default by Tenant hereunder or the exercise of any remedy by reason of any default by Tenant hereunder, including reasonable attorneys’ fees and expenses. If Landlord or its mortgagees shall be made a party to any litigation commenced against Tenant or any litigation pertaining to this Lease or the Premises, at the option of Landlord and/or its mortgagees, Tenant, at its expense, shall provide Landlord and/or its mortgagees with counsel approved by Landlord and/or its mortgagees and shall pay all costs incurred or paid by Landlord and/or its mortgagees in connection with such litigation.

16. Landlord’s Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord has failed to perform such obligation within thirty (30) days after the receipt of written notice from Tenant specifying in detail Landlord’s failure to perform; provided however, that, if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided at law or in equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under the Lease; (b) Tenant shall have no right to terminate this Lease; (c) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies, including the limitation on Landlord’s liability contained in Section 16 hereof; and (d) in no event shall Landlord be liable for consequential damages. Upon any such Landlord default beyond notice and cure periods, Tenant may, in addition to its other remedies, cure any default of Landlord at Landlord’s cost after 90 days.

17. Entry by Landlord. Landlord and its employees and agents shall at all reasonable times have the right to enter the Premises to inspect the same, to supply janitorial service and any other service required to be provided by Landlord to Tenant under this Lease, to exhibit the Premises to prospective lenders or purchasers (or during the last six (6) months of the Term, to prospective tenants), to post notices of non-responsibility, and/or to alter, improve or repair the Premises or any other portion of the Building or Project, all without being deemed guilty of or liable for any breach of Landlord’s covenant of quiet enjoyment or any eviction of Tenant, and without abatement of rent; provided Landlord complies with its obligations hereunder. In exercising such entry rights, Landlord shall not unreasonably interfere with the normal operation of Tenant’s business and shall provide Tenant with reasonable advance email or verbal notice of such entry (except in emergency situations and for scheduled services) and shall comply with Tenant’s reasonable security and operational protocols (except in the case of an emergency). Tenant shall have the right to accompany Landlord during any such entry. For each of the foregoing purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon and about the Premises, excluding Tenant’s vaults and safes or secure manufacturing areas, and Landlord shall have the means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means or otherwise shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction of Tenant from the Premises or any portion thereof, or grounds for any abatement or reduction of rent or termination of the Lease and Landlord shall not have any liability to Tenant for any damages or losses on account of any such entry by Landlord except, subject to the provisions of Section 10.3, to the extent of Landlord’s gross negligence or willful misconduct.

18. Surrender; Holding Over.

18.1 Surrender of Premises. Upon the expiration or sooner termination of this Lease, Tenant shall surrender all keys for the Premises to Landlord, and exclusive possession of the Premises to Landlord broom clean and in the condition received, normal wear and tear and casualty damage covered under Landlord’s insurance excepted, with all interior walls clean, repaired and patched, with all of Tenant’s personal property (and those items, if any, of Alterations identified by Landlord pursuant to Section 9.3) removed there from and all damage caused by such removal repaired. Normal wear and tear shall not include any damage or deterioration that would have been prevented by proper maintenance by Tenant or Tenant otherwise performing all of its obligations under this Lease.

18.2 Hold Over. Tenant shall have no right to remain in possession of the Premises after the expiration or earlier termination of this Lease. Any holding over after the expiration or earlier termination of this Lease, without the express written consent of Landlord, shall constitute a Default. If Tenant does not surrender and vacate the Premises at expiration of this Lease, Tenant shall be a tenant at sufferance and the parties having agreed, without limiting Landlord’s remedies provided in this Lease, that the Base Rent during such period shall be the greater of (1) one hundred ten percent (110%) of the then fair market rental rate for the Building as determined by Landlord, or (2) one hundred fifty percent (150%) of the Base Rent last due in this Lease, plus Expenses and any other amounts due under this Lease, and due the first of each month, and shall otherwise be on the terms and conditions herein specified. In connection with the foregoing, Landlord and Tenant agree that the reasonable rental value of the Premises following the expiration or earlier termination of this Lease shall be the amounts set forth above per month. Landlord and Tenant acknowledge and agree that, under the circumstances existing as of the Effective Date, it is impracticable and/or extremely difficult to ascertain the reasonable rental value of the Premises on the expiration or earlier termination of this Lease and that the reasonable rental value established herein is a reasonable estimate of the damage that Landlord would suffer as the result of the failure of Tenant to timely surrender possession of the Premises. The parties acknowledge that the liquidated damages established herein is not intended as a forfeiture or penalty within the meaning of California Civil Code Sections 3275 or 3369, but is intended to constitute liquidated damages to Landlord pursuant to California Civil Code Sections 1671, 1676, and 1677. Notwithstanding the foregoing, and in addition to all other rights and remedies on the part of Landlord if Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing there from, Tenant shall indemnify, protect, defend and hold Landlord harmless from and against any and all loss or liability resulting from delay by Tenant in so surrendering the Premises including, without limitation, any loss or liability resulting from any claim against Landlord made by any succeeding tenant founded on or resulting from such delay and losses to Landlord due to lost opportunities to lease any portion of the Premises to any such succeeding tenant, together with, in each case, reasonable attorneys’ fees and costs. The foregoing indemnity shall survive the expiration or earlier termination of this Lease.

19. Mortgage Protection.

19.1 Subordination. This Lease shall be subordinate to any ground lease, mortgage, deed of trust, or any other hypothecation or security now or hereafter placed upon the Building or Project and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof. Landlord shall use commercially reasonable efforts to obtain from any holder of a ground lease, mortgage deed of trust or any other hypothecation a subordination, non-disturbance and attornment agreement on the holder’s form. If any mortgagee, trustee or ground lessor shall elect to have this Lease prior to the lien of its mortgage, deed of trust or ground lease, and shall give written notice thereof to Tenant, this Lease shall be deemed prior to such mortgage, deed of trust or ground lease, whether this Lease are dated prior or subsequent to the date of said mortgage, deed of trust or ground lease or the date of recording thereof. Tenant agrees to execute any documents required to effectuate a subordination, or to make this Lease prior to the lien of any mortgage, deed of trust or ground lease, as the case may be. Tenant’s failure to execute such documents within ten (10) business days after written demand shall constitute a Default by Tenant hereunder without further notice to Tenant. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement in a form reasonably acceptable to the parties from its existing lender to the Building within sixty (60) days after the execution and delivery of this Lease by the parties.

19.2 Attornment. In the event of (a) a transfer of Landlord’s interest in the Premises, (b) the termination of any ground lease of premises which include the Premises or (c) the purchase of the Premises or Landlord’s interest therein in a foreclosure sale or by deed in lieu of foreclosure under any mortgage or pursuant to a power of sale contained in any mortgage, then in any of such events Tenant shall, at the request of such transferee or purchaser of Landlord’s interest, attorn to and recognize the transferee or purchaser of Landlord’s interest or ground lease, as the case may be, as “Landlord” under this Lease for the balance then remaining of the Term, and thereafter this Lease shall continue as a direct Lease between such person, as “Landlord”, and Tenant, as “Tenant”, and such person shall not be liable for any act or omission of Landlord prior to such Lease termination or prior to such person’s succession to title, nor be subject to any offset, defense or counterclaim accruing prior to such Lease termination or prior to such person’s succession to title, nor be bound by any payment of Base Rent or Additional Rent prior to such Lease termination or prior to such person’s succession to title for more than one month in advance or by any modification of this Lease or any waiver, compromise, release or discharge of any obligation of Tenant hereunder unless such modification, waiver, compromise, release or discharge shall have been specifically consented to in writing by the lessor under such ground lease or the mortgagee under said mortgage, or for return of the Security Deposit, if any, (unless actually received by such person).

19.3 Estoppel Certificate. Within ten (10) business days following Landlord’s written request, Tenant shall execute and deliver to Landlord an estoppel certificate provided by Landlord certifying: (a) the Commencement Date of this Lease; (b) that this Lease is unmodified and in full force and effect (or, if modified, that this Lease is in full force and effect as modified, and stating the date and nature of such modifications); (c) the date to which the rent and other sums payable under this Lease have been paid; (d) that there are not, to the best of Tenant’s knowledge, any defaults under this Lease by either Landlord or Tenant, except as specified in such certificate; and (e) such other matters as are reasonably requested by Landlord. Any such estoppel certificate delivered pursuant to this Section 19.3 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building or any portion of the Project, as well as their assignees. Tenant’s failure to deliver such estoppel certificate within such time shall constitute a Default hereunder and shall be conclusive upon Tenant that: (a) this Lease is in full force and effect without modification, except as may be represented by Landlord; (b) there are no uncured defaults in Landlord’s or Tenant’s performance (other than Tenant’s failure to deliver the estoppel certificate); and (c) not more than one (1) month’s rental has been paid in advance. Tenant shall indemnify, defend (with counsel reasonably approved by Landlord in writing) and hold Landlord harmless from and against any and all claims, judgments, suits, causes of action, damages, losses, liabilities and expenses (including attorneys’ fees and court costs) attributable to any failure by Tenant to timely deliver any such estoppel certificate to Landlord.

19.4 Modification of Lease. lf, in connection with Landlord’s obtaining or entering into any financing or ground lease for any portion of the Building or Project, the lender or ground lessor shall request modifications to this Lease, Tenant shall, within ten (10) days after request therefore, execute an amendment to this Lease including such modifications, provided such modifications are reasonable, do not increase the obligations of Tenant hereunder, or adversely affect the leasehold estate created hereby or Tenant’s rights hereunder.

19.5 Cure Rights of Landlord’s Mortgagees and Lessors. In the event of any default on the part of Landlord, Tenant will give notice by registered or certified mail to any beneficiary of a deed of trust or mortgagee covering the Premises or ground lessor of Landlord whose address shall have been furnished to Tenant, and shall offer such beneficiary, mortgagee or ground lessor a reasonable opportunity to cure the default (including with respect to any such beneficiary or mortgagee, time to obtain possession of the Premises or appoint a receiver, subject to this Lease and Tenant’s rights hereunder, by power of sale or a judicial foreclosure, if such should prove necessary to effect a cure).

20. Notices. Any notice required or permitted to be given hereunder must be in writing and may be given by personal delivery (including delivery by nationally recognized overnight courier or express mailing service), or by registered or certified mail, postage prepaid, return receipt requested, addressed to Tenant or Landlord at their respective addresses designated in Section 2.1 of the Summary. Either party may, by written notice to the other, specify a different address for notice purposes. Notice given in the foregoing manner shall be deemed given (i) when actually received or refused by the party to whom sent if delivered by a carrier or personally served or (ii) if mailed, on the day of actual delivery or refusal as shown by the certified mail return receipt or the expiration of three (3) business days after the day of mailing, whichever first occurs. For purposes of this Lease, a “business day” is Monday through Friday, excluding holidays observed by the United States Postal Service.

21. Brokers. Landlord and Tenant each represents and warrants to the other that neither it nor its officers or agents nor anyone acting on its behalf has dealt with any real estate broker except the Brokers specified in Section 9 the Summary in the negotiating or making of this Lease. Tenant shall indemnify and hold Landlord harmless from any claim or claims, and costs and expenses, including attorneys’ fees, incurred by Landlord in conjunction with any such claim or claims that any other broker or brokers represents Tenant and is entitled to a commission in connection with this Lease. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord shall pay any commission or fee owed to Landlord’s Broker specified in Section 9 the Summary pursuant to a separate agreement and any commission due Tenant’s Broker shall be paid by Landlord’s Broker without any liability to Landlord.

22. Quiet Use and Enjoyment. Landlord covenants, in lieu of any implied covenant of quiet possession or quiet enjoyment, that so long as Tenant is in compliance with the covenants and conditions set forth in this Lease, Tenant shall have the right to quiet use and enjoyment of the Premises without hindrance or interference from Landlord or those claiming through Landlord, subject to the covenants and conditions set forth in this Lease and to the rights of any superior lessors, beneficiaries, and mortgagees.

23. Transfer of Landlord’s Interest. The term “Landlord” as used in this Lease, so far as covenants or obligations on the part of the Landlord are concerned, shall be limited to mean and include only the owner or owners, at the time in question, of the fee title to, or a lessee’s interest in a ground lease of, the Building. In the event of any transfer or conveyance of any such title or interest (other than a transfer for security purposes only), the transferor shall be automatically relieved of all covenants and obligations on the part of Landlord contained in this Lease accruing after the date of such transfer or conveyance provided Landlord provides Tenant notice of any such transfer. Landlord and Landlord’s transferees and assignees shall have the absolute right to transfer all or any portion of their respective title and interest in the Building, the Premises and/or this Lease without the consent of Tenant, and such transfer or subsequent transfer shall not be deemed a violation on Landlord’s part of any of the terms and conditions of this Lease.

24. Limitation on Landlord’s Liability. Notwithstanding anything contained in this Lease to the contrary, the obligations of Landlord under this Lease (including any actual or alleged breach or default by Landlord) do not constitute personal obligations of the individual partners, directors, officers, members or shareholders of Landlord or Landlord’s members or partners, and Tenant shall not seek recourse against the individual partners, directors, officers, members or shareholders of Landlord or against Landlord’s members or partners or any other persons or entities having any interest in Landlord, or any of their personal assets for satisfaction of any liability with respect to this Lease. In addition, in consideration of the benefits accruing hereunder to Tenant and notwithstanding anything contained in this Lease to the contrary, Tenant hereby covenants and agrees for itself and all of its successors and assigns that the liability of Landlord for its obligations under this Lease (including any liability as a result of any actual or alleged failure, breach or default hereunder by Landlord), shall be limited solely to, and

Tenant’s and its successors’ and assigns’ sole and exclusive remedy shall be against, Landlord’s interest in the Building, and no other assets of Landlord. Notwithstanding any contrary provision herein, neither Landlord nor the individual partners, directors, officers, members or shareholders of Landlord nor Landlord’s members or partners or any other persons or entities having any interest in Landlord, shall be liable under any circumstances for injury or damage to, or interference with Tenant’s business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring.

25. Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION SEEKING SPECIFIC PERFORMANCE OF ANY PROVISION OF THIS LEASE, FOR DAMAGES FOR ANY BREACH UNDER THIS LEASE, OR OTHERWISE FOR ENFORCEMENT OF ANY RIGHT OR REMEDY HEREUNDER. Tenant hereby agrees that this Lease constitutes a written consent to waiver of trial by jury pursuant to the provisions of California Code of Civil Procedure Section 631.

26. Miscellaneous.

26.1 Governing Law. This Lease shall be construed and interpreted in accordance with the laws of the State of California. The parties acknowledge and agree that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Lease, including the Exhibits and any Addenda attached hereto. All captions in this Lease are for reference only and shall not be used in the interpretation of this Lease. Whenever required by the context of this Lease, the singular shall include the plural, the masculine shall include the feminine, and vice versa.

26.2 Successors and Assigns. Subject to the provisions of Section 23 above, and except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives and permitted successors and assigns; provided, however, no rights shall inure to the benefit of any Transferee of Tenant unless the Transfer to such Transferee is made in compliance with the provisions of Section 12, and no options or other rights which are expressly made personal to the original Tenant hereunder or in any rider attached hereto shall be assignable to or exercisable by anyone other than the original Tenant under this Lease.

26.3 No Merger. The voluntary or other surrender of this Lease by Tenant or a mutual termination thereof shall not work as a merger and shall, at the option of Landlord, either (a) terminate all or any existing subleases, or (b) operate as an assignment to Landlord of Tenant’s interest under any or all such subleases.

26.4 No Surrender. No act or conduct of Landlord, whether consisting of the acceptance of the keys to the Premises, or otherwise, shall be deemed to be or constitute an acceptance of the surrender of the Premises by Tenant prior to the expiration of the Term, and such acceptance by Landlord of surrender by Tenant shall only flow from and must be evidenced by a written acknowledgment of acceptance of surrender signed by Landlord.

26.5 Professional Fees. If either Landlord or Tenant should bring suit against the other with respect to this Lease, including for unlawful detainer, any claim made in bankruptcy court or any other relief against the other hereunder, then all reasonable costs and expenses incurred by the prevailing party therein (including, without limitation, its reasonable appraisers’, accountants’, attorneys’ and other professional fees and court costs), shall be paid by the other party.

26.6 Waiver. The waiver by either party of any breach by the other party of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant and condition herein contained, nor shall any custom or practice which may become established between the parties in the administration of the terms hereof be deemed a waiver of, or in any way affect, the right of any party to insist upon the performance by the other in strict accordance with said terms. No waiver of any default of either party hereunder shall be implied from any acceptance by Landlord or delivery by Tenant (as the case may be) of any rent or other payments due hereunder or any omission by the non-defaulting party to take any action on account of such default if such default persists or is repeated, and no express waiver shall affect defaults other than as specified in said waiver. The subsequent acceptance of rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent.

26.7 Terms and Headings. The words “Landlord” and “Tenant” as used herein shall include the plural as well as the singular. Words used in any gender include other genders. The section headings of this Lease are not a part of this Lease and shall have no effect upon the construction or interpretation of any part hereof. Any deletion of language from this Lease prior to its execution by Landlord and Tenant shall not be construed to raise any presumption, canon of construction or implication, including, without limitation, any implication that the parties intended thereby to state the converse of the deleted language.

26.8 Name of Building. In the event Landlord chooses to change the name or address of the Building, Tenant agrees that such change shall not affect in any way its obligations under this Lease, and that, except for the name or address change, all terms and conditions of this Lease shall remain in full force and effect. Tenant agrees further that such name or address change shall not require a formal amendment to this Lease, but shall be effective upon Tenant’s receipt of written notification from Landlord of said change.

26.9 Time. Time is of the essence with respect to performance of every provision of this Lease in which time or performance is a factor. All references in this Lease to “days” shall mean calendar days unless specifically modified herein to be “business” days.

26.10 Prior Agreements. This Lease (and the Exhibits and Riders attached hereto) contain all of the covenants, provisions, agreements, conditions, understandings, representation and warranty between Landlord and Tenant concerning the Premises and any other matter covered or mentioned in this Lease, and no prior agreement or understanding, oral or written, express or implied, pertaining to the Premises or any such other matter shall be effective for any purpose. The parties acknowledge that all prior agreements, representations and negotiations are deemed superseded by the execution of this Lease to the extent they are not expressly incorporated herein.

26.11 Amendments. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties hereto or their respective successors-in-interest.

26.12 Separability. The invalidity or unenforceability of any provision of this Lease (except for Tenant’s obligation to pay Base Rent and Expenses) shall in no way affect, impair or invalidate any other provision hereof, and such other provisions shall remain valid and in full force and effect to the fullest extent permitted by law.

26.13 Recording. Tenant shall not record this nor shall Tenant record a short form memorandum of this Lease.

26.14 Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the rent payment herein stipulated shall be deemed to be other than on account of the rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy provided in this Lease. Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by any statute or at common law.

26.15 Financial Statements. Upon ten (10) business days prior written request from Landlord, Tenant shall deliver to Landlord’s lender or any purchaser of the Building (a) Tenant’s most current audited or certified financial statement, and (b) audited or certified financial statements of Tenant for the three (3) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer, member/manager or general partner of Tenant (if Tenant is a corporation, limited liability company or partnership, respectively). All such financial statements shall be held strictly confidential and Landlord shall require its lender or purchaser, as applicable, to execute a customary Non-Disclosure Agreement before Tenant is required to provide its financial statements hereunder. Tenant shall not be required to provide financial statements pursuant to this Section if Tenant becomes a public company listed on a nationally recognized public exchange or if the provision of such financial statements is prohibit by Law, including SEC regulations (e.g., in the “dark” period prior to an initial public offering). Notwithstanding the foregoing, Tenant shall cause its Chief Financial Officer to be reasonably available no more than annually to verbally answer Landlord’s questions regarding Tenant’s financial capacity and present the financial statements for review. Landlord will not be allowed to retain the statements or make copies of any confidential statements, subject to such Chief Financial Officer right to withhold information that he or she reasonably determines to be confidential; provided, that any such information disclosed to Landlord any such conversation shall be held strictly confidential and Landlord shall be required to execute a customary Non-Disclosure Agreement before Tenant’s Chief Financial Officer participates in any such conversation.

26.16 No Partnership. Landlord does not, in any way or for any purpose, become a partner of Tenant in the conduct of its business, or otherwise, or joint venturer or a member of a joint enterprise with Tenant by reason of this Lease.

26.17 Force Majeure. Except as otherwise set forth herein, in the event that either party hereto shall be delayed or hindered in or prevented from the performance of any act required hereunder by reason of strikes, lock-outs, labor troubles, inability to procure materials, failure of power, governmental moratorium or other governmental action or inaction (including failure, refusal or delay in issuing permits, approvals and/or authorizations), injunction or court order, riots, insurrection, war, acts of terror, fire, earthquake, flood or other natural disaster or other reason of a like nature not the fault of the party delaying in performing work or doing acts required under the terms of this Lease (but excluding delays due to financial inability), then performance of such act shall be excused for the period of the delay and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The provisions of this Section shall not apply to nor operate to excuse Tenant from the payment of Base Rent, Expenses, additional rent or any other payments strictly in accordance with the terms of this Lease. Furthermore, the provisions of this Section shall not apply to the provisions of Section 2.1 hereof regarding late delivery of the Premises (except as specifically provided in Section 2.1).

26.18 Counterparts. This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

26.19 Nondisclosure of Lease Terms. Tenant acknowledges and agrees that the terms of this Lease are confidential and constitute proprietary information of Landlord. Disclosure of the terms could adversely affect the ability of Landlord to negotiate other leases and impair Landlord’s relationship with other tenants. Accordingly, Tenant agrees that it, and its partners, officers, directors, employees, agents and attorneys, shall not intentionally and voluntarily disclose the terms and conditions of this

Lease to any newspaper or other similar publication or any other tenant or apparent prospective tenant of the Building or other portion of the Project, or real estate agent, either directly or indirectly, without the prior written consent of Landlord, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease and their brokers and real estate agents, to Tenant’s actual or prospective lenders, purchasers, investors, attorneys, brokers, real estate advisors, accountants and auditors and to the extent required by Law, in connection with any public offering or in connection with any dispute under this Lease.

26.20 Non-Discrimination. Tenant acknowledges and agrees that there shall be no discrimination against, or segregation of, any person, group of persons, or entity on the basis of race, color, creed, religion, age, sex, marital status, national origin, or ancestry in the leasing, subleasing, transferring, assignment, occupancy, tenure, use, or enjoyment of the Premises, or any portion thereof.

26.21 Certified Access Specialist Disclosure. Certified Access Specialist Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that to Landlord’s actual knowledge, the Premises have not undergone inspection by a CASp.

California Civil Code Section 1938 states:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

Notwithstanding anything to the contrary in the Lease, Landlord and Tenant hereby agree that Tenant shall be responsible for (i) the payment of the fee for any CASp inspection that Tenant desires, and (ii) making, at Tenant’s sole cost, any repairs necessary to correct violations of construction-related accessibility standards within the Premises, whether such violations occurred before or occur after the Effective Date, if such CASp inspection at Tenant’s request reveals a violation, provided that such repairs shall be in accordance with the terms of the Lease. Tenant hereby agrees that: any CASp inspecting the Premises shall be selected by Landlord; Tenant shall promptly deliver to Landlord any CASp report regarding the Premises obtained by Tenant; and Tenant shall keep information contained in any CASp report regarding the Premises confidential, except as may be necessary for Tenant or its agents to complete any repairs or correct violations with respect to the Premises that Tenant. Tenant shall have no right to cancel or terminate the Lease due to violations of construction-related accessibility standards within the Premises identified in a CASp report obtained during the Term.

26.22 Energy Disclosure. Tenant acknowledges receipt of Disclosure Summary Sheet, Statement of Energy Performance, Data Checklist and the Facility Summary as required pursuant to the Nonresidential Building Energy Use Disclosure Program set forth in Section 25402.10 of the California Public Resources Code.

26.23 Lease Execution. Tenant represents and warrants that: (a) Tenant is a duly organized and existing corporation and is qualified to do business in the state of California; (b) such persons and/or entities executing this Lease on Tenant’s behalf are duly authorized to execute and deliver this Lease on Tenant’s behalf in accordance with the a duly adopted resolution of Tenant’s board of directors and the Tenant’s by-laws (c) this Lease is binding upon Tenant in accordance with its terms. Concurrently with Tenant’s execution and delivery of this Lease to Landlord and/or at any time during the Term within ten (10) days of Landlord’s request, Tenant shall provide to Landlord a copy of any documents reasonably requested by Landlord evidencing such qualification, organization, existence and authorization.

26.24 No Option. The submission of this Lease for examination or execution by Tenant does not constitute a reservation of or option for the Premises and this Lease shall not become effective as a Lease until it has been executed by Landlord and delivered to Tenant.

26.25 No Setoff. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent, and Tenant shall not be entitled, except as otherwise provided herein, to any setoff, offset, abatement or deduction of Rent if Landlord fails to perform its obligations hereunder.

26.26 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interest of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Term, occupy any space in the Building.

[signatures to follow on next page]

IN WITNESS WHEREOF, the parties have executed this Lease as of the day and year first above written.

TENANT:		LANDLORD:

Amprius, Inc.,		Los Altos Fields, LLC,
a Delaware corporation		a California limited liability company

By:	/s/ Kang Sun	By:	/s/ Roger Fields
Print Name: Kang Sun		Print Name: Roger Fields
Print Title: CEO		Print Title: Manager

By:	/s/ William Deihl
Print Name: /s/ William Deihl
Print Title: CFO

*	NOTE:

If Tenant is a California corporation, then one of the following alternative requirements must be satisfied:

(A) This Lease must be signed by two (2) officers of such corporation: one being the chairman of the board, the president or a vice president, and the other being the secretary, an assistant secretary, the chief financial officer or an assistant treasurer. If one (1) individual is signing in two (2) of the foregoing capacities, that individual must sign twice; once as one officer and again as the other officer.

(B) If there is only one (1) individual signing in two (2) capacities, or if the two (2) signatories do not satisfy the requirements of (A) above, then Tenant shall deliver to Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

If Tenant is a corporation incorporated in a state other than California, then Tenant shall deliver to -Landlord a certified copy of a corporate resolution in a form reasonably acceptable to Landlord authorizing the signatory(ies) to execute this Lease.

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